Exhibit 10.1

TERM LOAN AGREEMENT

DATED AS OF FEBRUARY 28, 2006

AMONG

DUKE REALTY LIMITED PARTNERSHIP,
AS BORROWER,

DUKE REALTY CORPORATION,
AS GENERAL PARTNER AND GUARANTOR,

BANK OF AMERICA, N.A.,
AS ADMINISTRATIVE AGENT AND LENDER,

BANC OF AMERICA SECURITIES LLC,
AS LEAD ARRANGER AND SOLE BOOK RUNNER,

AND

THE SEVERAL OTHER LENDERS
FROM TIME TO TIME PARTIES HERETO

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		1

ARTICLE II THE CREDIT		16

2.1.	COMMITMENT	16
2.2.	FINAL PRINCIPAL PAYMENT	17
2.3.	LOANS	17
2.4.	INTENTIONALLY DELETED	17
2.5.	INTENTIONALLY OMITTED	17
2.6.	INTENTIONALLY DELETED	17
2.7.	INTENTIONALLY OMITTED	17
2.8.	MANDATORY PRINCIPAL PAYMENTS.	17
2.9.	OPTIONAL PRINCIPAL PAYMENTS	17
2.10.	METHOD OF SELECTING TYPES AND INTEREST PERIODS THE ADVANCE	17
2.11.	CONVERSION AND CONTINUATION OF OUTSTANDING ADVANCES	18
2.12.	CHANGES IN INTEREST RATE, ETC.	18
2.13.	RATES APPLICABLE AFTER DEFAULT	19
2.14.	INTENTIONALLY OMITTED	19
2.15.	INTENTIONALLY OMITTED	19
2.16.	METHOD OF PAYMENT	19
2.17.	NOTES; TELEPHONIC NOTICES	20
2.18.	INTEREST PAYMENT DATES; INTEREST BASIS	20
2.19.	NOTIFICATION OF INTEREST RATES AND PREPAYMENTS	20
2.20.	LENDING INSTALLATIONS	21
2.21.	NON-RECEIPT OF FUNDS BY THE ADMINISTRATIVE AGENT	21
2.22.	USURY	21
2.23.	APPLICATIONS OF MONEYS RECEIVED	21
2.24.	EXTENSION OF FACILITY TERMINATION DATE	22

ARTICLE III INTENTIONALLY OMITTED

ARTICLE IV CHANGE IN CIRCUMSTANCES

4.1.	YIELD PROTECTION	22
4.2.	CHANGES IN CAPITAL ADEQUACY REGULATIONS	23
4.3.	AVAILABILITY OF TYPES OF ADVANCES	24
4.4.	FUNDING INDEMNIFICATION	24
4.5.	TAXES	24
4.6.	LENDER STATEMENTS; SURVIVAL OF INDEMNITY	26
4.7.	REPLACEMENT OF LENDERS UNDER CERTAIN CIRCUMSTANCES	27

ARTICLE V CONDITIONS PRECEDENT		27

5.1.	EFFECTIVE DATE	27

ARTICLE VI REPRESENTATIONS AND WARRANTIES		30

6.1.	EXISTENCE	30
6.2.	AUTHORIZATION AND VALIDITY	30
6.3.	NO CONFLICT; GOVERNMENT CONSENT	30
6.4.	FINANCIAL STATEMENTS; MATERIAL ADVERSE CHANGE	30
6.5.	TAXES	31
6.6.	LITIGATION AND GUARANTEE OBLIGATIONS	31
6.7.	SUBSIDIARIES	31
6.8.	ERISA	31

6.9.	ACCURACY OF INFORMATION	31
6.10.	MARGIN STOCK	31
6.11.	MATERIAL AGREEMENTS	31
6.12.	COMPLIANCE WITH LAWS	32
6.13.	OWNERSHIP OF PROPERTIES	32
6.14.	INVESTMENT COMPANY ACT	32
6.15.	PUBLIC UTILITY HOLDING COMPANY ACT	32
6.16.	SOLVENCY	32
6.17.	INSURANCE	33
6.18.	REIT STATUS	33
6.19.	ENVIRONMENTAL MATTERS	33
6.20.	UNENCUMBERED ASSETS	34
6.21.	PLAN ASSETS; PROHIBITED TRANSACTIONS	36
6.22.	WINKLER PORTFOLIO.	36

ARTICLE VII COVENANTS		36

7.1.	FINANCIAL REPORTING	36
7.2.	USE OF PROCEEDS	38
7.3.	NOTICE OF DEFAULT	39
7.4.	CONDUCT OF BUSINESS	39
7.5.	TAXES	39
7.6.	INSURANCE	39
7.7.	COMPLIANCE WITH LAWS	40
7.8.	MAINTENANCE OF PROPERTIES	40
7.9.	INSPECTION	40
7.10.	MAINTENANCE OF STATUS	40
7.11.	DIVIDENDS	40
7.12.	MERGER; SALE OF ASSETS	40
7.13.	GENERAL PARTNER’S OWNERSHIP AND CONTROL OF BORROWER	41
7.14.	SALE AND LEASEBACK	41
7.15.	LIENS	41
7.16.	AFFILIATES	42
7.17.	INTEREST RATE HEDGING	42
7.18.	VARIABLE INTEREST INDEBTEDNESS	42
7.19.	CONSOLIDATED NET WORTH	42
7.20.	INDEBTEDNESS AND CASH FLOW COVENANTS	42
7.21.	ENVIRONMENTAL MATTERS	43
7.22.	INTENTIONALLY OMITTED	44
7.23.	BORROWER’S PARTNERSHIP AGREEMENT	44
7.24.	INTENTIONALLY OMITTED	44
7.25.	NOTICE OF RATING CHANGE	44

ARTICLE VIII DEFAULTS		44

ARTICLE IX ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		47

9.1.	ACCELERATION	47
9.2.	AMENDMENTS	47
9.3.	PRESERVATION OF RIGHTS	48

ARTICLE X GENERAL PROVISIONS		48

10.1.	SURVIVAL OF REPRESENTATIONS	48
10.2.	GOVERNMENTAL REGULATION	48
10.3.	HEADINGS	48
10.4.	ENTIRE AGREEMENT	48
10.5.	SEVERAL OBLIGATIONS; BENEFITS OF THIS AGREEMENT	48
10.6.	EXPENSES; INDEMNITY; DAMAGE WAIVER	49

10.7.	NUMBERS OF DOCUMENTS	50
10.8.	ACCOUNTING	50
10.9.	SEVERABILITY OF PROVISIONS	51
10.10.	NONLIABILITY OF LENDERS	51
10.11.	PUBLICITY	51
10.12.	CHOICE OF LAW	51
10.13.	CONSENT TO JURISDICTION	51
10.14.	WAIVER OF JURY TRIAL	52
10.15.	AGENT RESPONSIBILITIES	52
10.16.	USA PATRIOT ACT NOTIFICATION.	52

ARTICLE XI THE ADMINISTRATIVE AGENT AND AGREEMENTS AMONG LENDERS		52

11.1.	APPOINTMENT AND AUTHORITY	52
11.2.	RIGHTS AS A LENDER	53
11.3.	EXCULPATORY PROVISIONS	53
11.4.	RELIANCE BY ADMINISTRATIVE AGENT	54
11.5.	DELEGATION OF DUTIES	54
11.6.	RESIGNATION OF ADMINISTRATIVE AGENT	54
11.7.	NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS	55
11.8.	NO OTHER DUTIES, ETC	55
11.9.	ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM	55
11.10.	COLLATERAL AND GUARANTY MATTERS	56
11.11.	NOTICE OF DEFAULTS	56
11.12.	REQUESTS FOR APPROVAL	57
11.13.	COPIES OF DOCUMENTS	57
11.14.	DEFAULTING LENDERS	57

ARTICLE XII SETOFF; RATABLE PAYMENTS		58
		58
12.1.	SETOFF	58
12.2.	RATABLE PAYMENTS	58

ARTICLE XIII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		58

13.1.	BINDING EFFECT.	58
13.2.	PARTICIPATIONS	59
13.3.	ASSIGNMENTS	60
13.4.	INTENTIONALLY OMITTED	61
13.5.	DISSEMINATION OF INFORMATION	61
13.6.	TAX TREATMENT	61

ARTICLE XIV NOTICES		61

14.1.	NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION	61
14.2.	CHANGE OF ADDRESS, ETC.	63

ARTICLE XV COUNTERPARTS		63

15.1.	COUNTERPARTS; EFFECTIVENESS.	63
15.2.	ELECTRONIC EXECUTION OF ASSIGNMENTS.	63

SCHEDULE 1	1

Exhibit A - Pricing Schedule
Exhibit B - Form of Note
Exhibit C - Form of Opinion
Exhibit D - Intentionally Deleted
Exhibit E - Compliance Certificate
Exhibit F - Assignment and Assumption Agreement
Exhibit G - Form of Subsidiary Guaranty

Schedule 1 - Subsidiaries and Other Investments
Schedule 2 - Indebtedness and Liens
Schedule 3 - Unencumbered Assets
Schedule 4 - Description of Winkler Portfolio
Schedule 5 - Notice Information

v

TERM LOAN AGREEMENT

This Term Loan Agreement, dated as of February 28, 2006, is among Duke Realty Limited Partnership, an Indiana limited partnership (the “Borrower”), Duke Realty Corporation, an Indiana corporation (the “General Partner” and the “Guarantor”), Banc of America Securities LLC (the “Arranger”), Bank of America, N.A. as a Lender and not individually, but as “Administrative Agent”, and the several banks, financial institutions and other entities from time to time parties to this Agreement (the “Lenders”).

RECITALS

A.                                   The Borrower is primarily engaged in the business of purchasing, developing, owning, operating, leasing and managing office, industrial and retail properties.

B.                                     The General Partner, the Borrower’s sole general partner, is listed on the New York Stock Exchange and is qualified as a real estate investment trust. The General Partner owns approximately 91% of the total partnership units in the Borrower and various limited partners in the Borrower own approximately 9% of such partnership units.

C.                                     The Borrower and the General Partner have requested that the Lenders make a loan to Borrower in the amount of $700,000,000 (the “Facility”). The Agent and the Lenders have agreed to do so on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Administrative Agent” means Bank of America, N.A. in its capacity as contractual representative for the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article XI.

“Advance” means all or any portion of the borrowing hereunder as portions of such borrowing may be allocated among the different interest rate options from time to time in accordance with the terms hereof.

“Adjusted EBITDA” means EBITDA less Capital Expenditure Reserve Amount.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 15% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, which shall be $700,000,000.

“Aggregate Outstanding Credit Exposure” means, with respect to all of the Lenders at any time, the sum of the aggregate principal amounts of the Outstanding Credit Exposure.

“Agreement” means this Term Loan Agreement, as it may be amended or modified and in effect from time to time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, and its successors, in its capacity as Lead Arranger and Sole Book Runner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assets Under Development” means, as of any date of determination, any Project owned by the Borrower or any of its Subsidiaries on which the construction of new income-producing building or buildings has been commenced and is continuing, both such land and improvements under construction to be valued for purposes of this Agreement at then-current book value, as determined in accordance with GAAP.

“Assignments of Membership Interests” means the Assignment of  Membership Interest by Borrower of its 100% membership interest in WTM Master Land, LLC and the Assignment of Membership Interest by WTM Master Building, LLC of its 100% membership interest in TransDulles Buildings, LLC, Westfields Buildings II, LLC, and Mark Center Buildings II, LLC.

“Authorized Officer” means any of Matthew A. Cohoat, Mark Milnamow, Dennis D. Oklak, Howard L. Feinsand, Mark Denien or Michael D. Pitts acting singly. The list of Authorized Officers may be changed by a notice to Administrative Agent from one of the Authorized Officers.

“Bank of America” means Bank of America, N.A., a national banking association having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means an Advance which bears interest at the Base Rate.

“Base Rate Loan” means a Loan which bears interest at the Base Rate.

“Borrower” means Duke Realty Limited Partnership, an Indiana limited partnership, and its successors and permitted assigns.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.10.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois, and San Francisco, California for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois and San Francisco, California for the conduct of substantially all of their commercial lending activities.

“Capital Expenditure Reserve Amount” means, for any quarter, the greater of (i) $0.10 per square foot for industrial  assets and $1.25 per square foot for office and other assets (each based on the square footage of such assets owned by the Borrower, General Partner and their Subsidiaries as of the last day of such quarter), divided by four or (ii) the average quarterly capital expenditures, leasing commissions and tenant improvement costs except for leasing commissions and tenant improvement costs associated with the initial leasing of space not previously occupied (i.e., first generation space) for the four most recently completed quarters.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means, as of any date, (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposit having maturities of not more than one year from such date and issued by any domestic commercial bank having (A) senior long-term unsecured debt rated at least A or the equivalent thereof by S&P, A or the equivalent thereof by Fitch or A2 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $500,000,000, and (iii) commercial paper rated at least A-2 or the equivalent thereof by S&P, at least A-2 or the equivalent thereof by Fitch or P-2 or the equivalent thereof by Moody’s and in any such case maturing within 360 days from such date.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to the Borrower in an aggregate amount not exceeding the amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 13.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

“Condemnation” is defined in Section 8.9.

“Consolidated Net Income” means, for any period, consolidated net income (or loss) of the General Partner, the Borrower and their Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any other Person accrued prior to the date it becomes a Subsidiary of the General Partner or the Borrower or is merged into or consolidated with the General Partner, the Borrower or any of their Subsidiaries and (b) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary.

“Consolidated Net Worth” means, as of any date of determination, an amount equal to total shareholders equity (as reported on the consolidated balance sheet of Borrower in accordance with GAAP) plus accumulated depreciation (as reported on such balance sheet in accordance with GAAP)..

“Consolidated Secured Indebtedness” means, as of any date of determination, the sum of (a) the aggregate principal amount of all Indebtedness of the General Partner, the Borrower and their respective Subsidiaries outstanding at such date which is secured by a Lien on any asset of the General Partner, the Borrower or any of their respective Subsidiaries and (b) the excess, if any, of (i) the aggregate principal amount of all Unsecured Indebtedness of the Subsidiaries of the General Partner or the Borrower over (ii) $5,000,000, determined on a consolidated basis in accordance with GAAP and (c) the General Partner’s and Borrower’s pro rata share of any secured debt in Investment Affiliates.

“Consolidated Senior Unsecured Indebtedness” means, as of any date of determination, the sum of the aggregate principal amount of all Indebtedness of the General Partner, the Borrower and their Subsidiaries outstanding at such date, which does not constitute Consolidated Secured Indebtedness, but excluding Indebtedness which is contractually subordinated to the Indebtedness of the General Partner, the Borrower and their Subsidiaries under the Loan Documents on customary terms acceptable to the Administrative Agent.

“Consolidated Total Indebtedness” means, as of any date of determination, all Indebtedness of the General Partner, the Borrower and their respective Subsidiaries outstanding at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Unsecured Indebtedness” means, as of any date of determination, the sum of the aggregate principal amount of all Indebtedness of the General Partner, the Borrower and their Subsidiaries outstanding at such date, which does not constitute Consolidated Secured Indebtedness.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the General Partner, the Borrower or any of their Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.11.

“Debt Service” means, for any fiscal quarter, Interest Expense plus scheduled principal  amortization payments (excluding balloon payments), provided that in the case of amortization payments made less frequently than quarterly, 25% of the aggregate amortization payments for the fiscal year including such fiscal quarter shall be included in Debt Service for such quarter.

“Default” means a Default described in Article VIII.

“Defaulting Lender” means any Lender which fails or refuses to perform its obligations under this Agreement within the time period specified for performance of such obligation, or, if no time frame is specified, if such failure or refusal continues for a period of five Business Days after written notice from the Administrative Agent; provided that if such Lender cures such failure or refusal, such Lender shall cease to be a Defaulting Lender.

“EBITDA” means operating income before extraordinary items, equity in earnings of Investment Affiliates and minority interest in earnings, as reported by the General Partner, the Borrower and their Subsidiaries in accordance with GAAP, plus (i) Interest Expense (excluding the General Partner’s and the Borrower’s pro rata share of interest expense of Investment Affiliates), depreciation, amortization and income tax (if any) expense plus (ii) (without redundancy) the General Partner’s and the Borrower’s pro rata share of Net Operating Income from Investment Affiliates.

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect, in each case to the extent the foregoing are applicable to the General Partner, the Borrower or any Subsidiary or any of their respective assets or Projects.

“Equity Value” means Net Operating Income capitalized at a 8.25% rate less any Indebtedness or, in the case of assets acquired after the closing of the Facility, the purchase price less any Indebtedness attributable to such asset.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Eurodollar Advance” means an Advance which bears interest at a Eurodollar Rate.

“Eurodollar Applicable Margin” means, as of any date with respect to any Eurodollar Interest Period, 0.525%.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Interest Period” means with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day. In no event shall a Eurodollar Interest Period extend beyond the then current Facility Termination Date.

“Eurodollar Loan” means a Loan which bears interest at a Eurodollar Rate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall income or net worth, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Extension Fee” means a fee equal to 0.05% of the outstanding principal amount of the Obligations.

“Extension Request” shall have the meaning set forth in Section 2.24.

“Facility Termination Date” means August 28, 2006 or any later date as may be specified as the Facility Termination Date in accordance with, and subject to the conditions contained in, Section 2.24.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fitch” means Fitch, Inc., and its successors.

“Fixed Charges” means, for any fiscal quarter, Debt Service for such quarter plus Preferred Dividends.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Percentage” means, with respect to any Lender at any time, a percentage equal to a fraction the numerator of which is the amount actually disbursed and outstanding to

Borrower by such Lender at such time, and the denominator of which is the total amount disbursed and outstanding to Borrower by all of the Lenders at such time.

“Funds From Operations” means, for any period, Consolidated Net Income for such period without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of previously depreciated real estate, non-cash, non-recurring charges, including preferred stock redemption costs and real estate impairment charges, and non-cash adjustments made pursuant to FASB 150.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 7.1.

“General Partner” means Duke Realty Corporation, an Indiana corporation, the sole general partner of the Borrower, and its successors and assigns.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. Notwithstanding the foregoing, the term Guarantee Obligation shall not include a Guarantee by Borrower or General Partner of secured Indebtedness of an Investment Affiliate (“Investment Affiliate Debt”) if all of the following conditions are met:

(a)                                  The Guarantee provided by the Borrower and/or General Partner is limited to an amount not greater than 50% of the value of the properties securing the Investment Affiliate Debt (computed by capitalizing the Property Operating Income from such properties at a rate of 8.25%), and

(b)                                 The Investment Affiliate Debt is for a stabilized property (defined for this test as a property that is at least 90% occupied or a property that has been in operation for greater than one year) or pool of stabilized properties, and

(c)                                  The amount of the Investment Affiliate Debt that is being guaranteed (together with any other Investment Affiliate Debt of such Investment Affiliate that is secured by the same collateral that secures the Investment Affiliate Debt being guarantied) is not more than 50% of the value of the properties securing such Investment Affiliate Debt (computed by capitalizing the Property Operating Income from such properties at a rate of 8.25%), and,

(d)                                 The aggregate amount excluded under Guarantee Obligations does not exceed 2.5% of Market Capitalization.

“Guarantor” means the General Partner in its capacity as the guarantor under the  Guaranty.

“Guaranty” means that certain Guaranty of even date herewith executed by the Guarantor in favor of the Administrative Agent, for the ratable benefit of the Lenders, as it may be amended or modified and in effect from time to time.

“Indebtedness” of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all Capitalized Lease Obligations, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person (excluding in any calculation of consolidated indebtedness of the Borrower, Guarantee Obligations of the Borrower in respect of primary obligations of any Subsidiary), (g) all reimbursement obligations of such Person for letters of credit and other contingent liabilities to the extent not otherwise included under another clause of this definition, (h) Net Mark-to-Market Exposure under Rate Management Transactions, (i) Rate Management Obligations, (j) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (k) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries, (l) any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person, (m) such Person’s pro rata share of debt in Investment Affiliates and (n) any loans where such Person is liable as a general partner.

“Indemnified Parties” means Arranger and the Administrative Agent.

“Interest Expense” means all interest expense of the General Partner, the Borrower and their Subsidiaries determined in accordance with GAAP plus (i) the General Partner’s and the Borrower’s pro rata share of interest expense in Investment Affiliates, (ii) capitalized interest not covered by an interest reserve from a loan facility, (iii) 100% of any accrued, or paid interest incurred on any obligation for which the Borrower or the General Partner is wholly or partially liable under repayment, interest carry, or performance guarantees, or other relevant liabilities, provided that no expense shall be included more than once in such calculation even if it falls within more than one of the foregoing categories.

“Interest Period” means a Eurodollar Interest Period.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

“Investment Affiliate” means any Person in which the General Partner or the Borrower, directly or indirectly, has an ownership interest, whose financial results are not consolidated under GAAP with the financial results of the General Partner or the Borrower on the consolidated financial statements of the General Partner or the Borrower.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders” means the lending institutions listed on the signature pages of this Agreement, their respective successors and assigns and any other lending institutions that subsequently become parties to this Agreement pursuant to Section 13.3.

“Lending Installation” means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s portion of any Advance.

“Loan Documents” means this Agreement, the Notes, the Guaranty, the Subsidiary Guaranty, the Assignments of Membership Interests, and any other document from time to time evidencing or securing indebtedness or obligations incurred by the General Partner or the Borrower under this Agreement, as any of the foregoing may be amended or modified from time to time.

“Loan Parties” means, collectively, the Borrower and each Guarantor and Subsidiary Guarantor.

“Market Capitalization” means (a) Total Property Operating Income for the preceding quarter multiplied by four, capitalized at 8.25%, plus (b) ”earnings from service operations” for the preceding 12 full calendar months, capitalized at 12.5%, plus (c) 50% of Assets Under Development (75% for a property that has signed leases for 75% or more of the square feet of the space), plus (d) the amount of any cash equivalents, excluding tenant security and other restricted deposits, plus (e) the lower of book value or market value of land not under development.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the General Partner, the Borrower and their Subsidiaries taken as a whole, (ii) the ability of the General Partner or the Borrower to perform their obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Material Subsidiary” means a Subsidiary owning assets with a value greater than $2,000,000.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the Note or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the General Partner, the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. As used herein, “unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Net Operating Income” means, with respect to any Investment Affiliate or Subsidiary, for any period, such entity’s operating income minus all operating expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the generation of such operating income but excluding interest expense and other debt service charges and any non-cash charges such as depreciation or amortization of financing costs.

“Note” means a promissory note, in substantially the form of Exhibit B hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

“Notice of Assignment” is defined in Section 13.3.2.

“Obligations” means the Advances and all accrued and unpaid fees and all other obligations of Borrower to the Administrative Agent or the Lenders arising under this Agreement or any of the other Loan Documents.

“Outstanding Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its Loans outstanding at such time.

“Other Taxes” is defined in Section 4.5(ii).

“Participants” is defined in Section 13.2.1.

“Payment Date” means, with respect to the payment of interest accrued on any Advance, the first day of each calendar month.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Percentage” means for each Lender the ratio that such Lender’s Commitment bears to the Aggregate Commitment, expressed as a percentage.

“Permitted Liens” are defined in Section 7.15.

“Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the General Partner, the Borrower or any member of the Controlled Group may have any liability.

“Preferred Dividends” shall mean, for any period, without duplication of such amounts as constitute intercompany debts or distributions, the sum of (a) dividends or distributions due and payable or accrued during such period on preferred stock issued by General Partner or a Subsidiary, and (b) distributions which are the functional equivalent of preferred dividends (i.e., which the issuer is required to make prior to distributions on another class or other classes of partnership interests) and which are due and payable or accrued during such period on preferred partnership interests issued by Borrower or any other Subsidiary.

“Project” means any real estate asset owned or operated by the Borrower or any Subsidiary and operated or intended to be operated as an office, industrial or retail property.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Property Operating Income” means, with respect to any Project or other real estate asset, for any period, earnings from rental operations (computed in accordance with GAAP) attributable to such Project or other real estate asset plus depreciation, amortization and interest expense for such period, and, if such period is less than a year, adjusted by straight lining various ordinary operating expenses which are payable less frequently than once during every such period (e.g. real estate taxes and insurance).

“Purchasers” is defined in Section 13.3.1.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Borrower or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means prior to disbursement, Lenders in the aggregate having more than 50% of the Aggregate Commitment (not held by Defaulting Lenders who are not entitled to vote) or, after disbursement, Lenders in the aggregate holding more than 50% of the Aggregate Outstanding Credit Exposure (not held by Defaulting Lenders who are not entitled to vote).

“Revolving Credit Agreement” means that certain Fifth Amended and Restated Revolving Credit Agreement by and among Borrower, General Partner, the Administrative Agent, and certain of the Lenders parties thereto, dated as of January 25, 2006 pursuant to which the Lenders that are parties thereto agreed to make loans to the Borrower in the maximum aggregate amount of $1,000,000,000, subject to increase to $1,300,000,000.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Single Employer Plan” means a Plan maintained by the General Partner or the Borrower or any member of the Controlled Group for employees of the General Partner or the Borrower or any member of the Controlled Group.

“Subsidiary” means, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, including all subsidiaries consolidated pursuant to GAAP. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower or the General Partner.

“Subsidiary Guarantor” means a Subsidiary of Borrower or General Partner which executes and delivers a Subsidiary Guaranty, which shall include the Subsidiaries owning a direct or indirect interest in the Winkler Portfolio, unless prohibited from executing a Guaranty by any applicable financing documents plus any other Subsidiaries owning an Unencumbered Asset included in the calculation of the covenant contained in Section 7.20(iii).

“Subsidiary Guaranty” means any guaranty executed and delivered by any Subsidiary Guarantor, substantially in the form of Exhibit K, as the same may be amended, supplemented or otherwise modified from time to time.

“Substantial Portion” means, with respect to the Property of the General Partner, the Borrower or their Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the General Partner, the Borrower and their Subsidiaries as disclosed on the most recently issued quarterly consolidated financial statements of the General Partner, the Borrower and their Subsidiaries, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the General Partner, the Borrower and their Subsidiaries as reflected in the financial statements referred to in clause (i) above.

“S&P” means Standard & Poor’s Ratings Group and its successors.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Total Liabilities” means all Indebtedness plus all other GAAP liabilities of the Borrower, General Partner and their respective Subsidiaries.

“Total Property Operating Income” means the sum of (i) earnings from rental operations (computed in accordance with GAAP) plus depreciation, amortization and interest expense (adjusted for any acquisitions and divestitures), and (ii) (without redundancy) the Borrower’s pro rata share of Net Operating Income from Investment Affiliates. The earnings from rental operations shall be adjusted to include pro forma earnings (as substantiated to the satisfaction of the Administrative Agent) for an entire quarter for any property acquired or placed in service during the quarter and to exclude earnings during such quarter from any property not owned as of the end of the quarter.

“Transferee” is defined in Section 13.5.

“Type” means, with respect to any Advance, its nature as a Base Rate Advance or a Eurodollar Advance.

“Unencumbered Asset” means, with respect to any Project which is in service, as of the end of any fiscal quarter, the circumstance that such asset on such date (a) is not subject to any Liens or claims (including restrictions on transferability or assignability) of any kind (including any such Lien, claim or restriction imposed by the organizational documents of the Borrower or any Subsidiary, but excluding Permitted Liens other than those identified in Sections 7.15(v) and (vi)), (b) is not subject to any agreement (including (i) any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset, and (ii) if applicable, the organizational documents of the Borrower or any Subsidiary) which prohibits or limits the ability of the General Partner, the Borrower or any of their Subsidiaries to create, incur, assume or suffer to exist any Lien upon any assets or Capital Stock of the General Partner, the Borrower or any of their Subsidiaries, and (c) is not subject to any agreement (including any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset) which entitles any Person to the benefit of any Lien (but excluding Permitted Liens other than those identified in Sections 7.15(v) and (vi)) on any assets or Capital Stock of the General Partner, the Borrower or any of their Subsidiaries, or would entitle any Person to the benefit of any Lien (but excluding Permitted Liens other than those identified in Sections 7.15(v) and (vi)) on such assets or Capital Stock upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause), and (d) is 100% owned in fee simple by the Borrower or a Subsidiary Guarantor. For the purposes of this Agreement, any Property of a Subsidiary shall not be deemed to be unencumbered unless both (i) such Property and (ii) all Capital Stock of such Subsidiary held by the General Partner or the Borrower (directly or indirectly) is unencumbered.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unrestricted Cash and Cash Equivalents” means, as of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash then held by the Borrower or any of its consolidated Subsidiaries and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at the lower of cost and fair market value) then held by the Borrower or any of its consolidated Subsidiaries. As used in this definition, “Unrestricted” means the specified asset is not subject to any Liens or claims of any kind in favor of any Person.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Winkler Portfolio” means the portfolio of properties being acquired by Borrower with proceeds advanced pursuant to this Agreement, and further described in Schedule 4.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDIT

2.1.                              Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, subject to the terms and conditions set forth in this Agreement, to make an initial Advance in a single disbursement to the Borrower in an amount not to exceed the amount of its Commitment. This is not a revolving credit facility and any portions of such Advance repaid hereunder may not be reborrowed. The Commitment to lend hereunder shall expire on the Facility Termination Date.

2.2.                              Final Principal Payment. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

2.3.                              Loans. The initial Advance hereunder may be requested as, continued as, or converted into Base Rate Advances or Eurodollar Advances, selected by the Borrower in accordance with Sections 2.10 and 2.11.

2.4.                              Intentionally Deleted.

2.5.                              Intentionally Omitted.

2.6.                              Intentionally Deleted.

2.7.                              Intentionally Omitted.

2.8.                              Mandatory Principal Payments. Any net proceeds (after repayment of secured debt, if any, encumbering the applicable property and payment of customary closing costs) received by Borrower and its Subsidiaries from the sale or refinancing of any assets comprising the Winkler Portfolio, including the sale of joint venture interests therein, shall be paid by Borrower to Administrative Agent and applied to reduce the outstanding amount of the Obligations.

2.9.                              Optional Principal Payments. The Borrower may from time to time pay, but without penalty or premium, all or any part of outstanding Base Rate Advances provided Administrative Agent receives notice of the payment by 10:00 a.m. Chicago time and the payment by 3:00 p.m. Chicago time. The Administrative Agent will notify the Lenders by 11:00 a.m. of any such notice received. The Borrower may from time to time pay a Eurodollar Advance, provided a Eurodollar Advance may not be paid prior to the last day of the applicable Interest Period unless accompanied by any amount due pursuant to Section 4.4. It being further provided that any such partial prepayments set forth above shall be in the minimum aggregate amount of Ten Million Dollars ($10,000,000) or any integral multiple of One Million Dollars ($1,000,000) in excess thereof. Amounts prepaid may not be reborrowed.

2.10.                        Method of Selecting Types and Interest Periods the Advance. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable to the Advance from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) (i) not later than 10:00 a.m. Chicago time, at least one (1) Business Day before the Borrowing Date of an Base Rate Advance, (ii) not later than 10:00 a.m. Chicago time, at least three (3) Business Days before the Borrowing Date for a Eurodollar Advance:

(a)                                  the Borrowing Date, which shall be a Business Day, of such Advance,

(b)                                 the aggregate amount of such Advance,

(c)                                  the Type of Advance selected, and

(d)                                 in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIV. The Lenders shall not be obligated to match fund their Eurodollar Advances. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

No Interest Period may end after the Facility Termination Date and, unless all of the Lenders otherwise agree in writing, in no event may there be more than three (3) different Interest Periods for Eurodollar Advances outstanding at any one time.

2.11.                        Conversion and Continuation of Outstanding Advances. Base Rate Advances shall continue as Base Rate Advances unless and until such Base Rate Advances are converted into Eurodollar Advances. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into an Base Rate Advance unless the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.8, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type of Advance; provided that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least one Business Day, in the case of a conversion into an Base Rate Advance, or three Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

(i)                                                             the requested date which shall be a Business Day, of such conversion or continuation;

(ii)                                                          the aggregate amount and Type of the Advance which is to be converted or continued; and

(iii)                                                       the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto.

2.12.                        Changes in Interest Rate, Etc. Each Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Advance into a Base Rate Advance pursuant to Section 2.11 to but excluding the date it becomes due or is converted into a Eurodollar Advance pursuant to Section 2.11 hereof, at a rate per annum equal to the Base Rate for such day.

Changes in the rate of interest on that portion of any Advance maintained as a Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as the Eurodollar Rate applicable to such Eurodollar Advance, plus the Eurodollar Applicable Margin.

2.13. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.10, 2.11 or 2.12, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued beyond its current term as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Base Rate Advance shall bear interest at a rate per annum equal to the Base Rate otherwise applicable to the Base Rate Advance plus 2% per annum; provided that such rates shall become applicable automatically without notice to the Borrower or an election or action by the Administrative Agent or any Lender if a Default occurs under Section 8.7 or Section 8.8, or a Default occurs relating to the payment of principal or interest unless waived by the Required Lenders.

2.14                           Intentionally Omitted.

2.15                           Intentionally Omitted.

2.16.                        Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIV, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (local time) on the date when due and shall be applied by the Administrative Agent among the Lenders in accordance with the class or type of Obligation being paid. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at such Lender’s address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender promptly, which payment is expected to be made to such Lender by the close of business on the same Business Day received by Administrative Agent if received by noon (local time) but shall in any event not be made to such Lender later than the next Business Day, provided that the Administrative Agent shall pay to each such Lenders interest thereon, at the lesser of (i) the Federal Funds Effective Rate and (ii) the rate of interest applicable to such Loans, from the Business Day such funds are received by the Administrative Agent in immediately available funds (provided, if such funds are not received by the Administrative Agent by noon (local time), such period shall commence on the Business Day immediately following the day such funds are received) until such funds are paid to each such Lenders. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with Administrative Agent for each payment of any of the Obligations as it becomes due hereunder.

2.17.                        Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect the Borrower’s obligations under such Note. Each Lender’s books and records, including without limitation, the information, if any, recorded by the Lender on the Schedule attached to its Note, shall be deemed to be prima facia correct. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation signed by an Authorized Officer of each telephonic notice, if such confirmation is requested by the Administrative Agent or any Lender. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.18.                        Interest Payment Dates; Interest Basis. Interest accrued on each Base Rate Advance shall be payable on the last day of each calendar quarter, commencing with the first such date to occur after the date hereof, on any date on which the Base Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Base Rate Advance converted into a Eurodollar Advance on a day other than the last day of a calendar quarter shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest and all fees hereunder shall be calculated for actual days elapsed on the basis of a 360-day year, except for interest on Base Rate Advances which shall be calculated on the basis of actual number of days elapsed in a 365/366 day year. Interest shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.19.                        Notification of Interest Rates and Prepayments. Promptly after receipt thereof (but in no event later than one Business Day prior to the proposed Borrowing Date for a Base Rate Advance or three Business Days prior to the proposed Borrowing Date for a Eurodollar Advance) the Administrative Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar

Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.20.                        Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

2.21.                        Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.22.                        Usury. This Agreement and each Note are subject to the express condition that at no time shall the Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the Loan Documents, the Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to a Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.23.                        Applications of Moneys Received. All moneys collected or received by the Administrative Agent on account of the Facility directly or indirectly, shall be applied in the following order of priority:

(i)                                                             to the payment of all reasonable costs incurred in the collection of such moneys of which the Administrative Agent shall have given notice to the Borrower;

(ii)                                                          to the reimbursement of any yield protection due to the Lenders in accordance with Section 4.1;

(iii)                                                       (a) in case the entire unpaid principal of the Loan shall not have become due and payable, the whole amount received as interest then due to the Lenders (other than a Defaulting Lender) as their respective Percentages appear, or (b) in case the entire unpaid principal of the Loan shall have become due and payable, as a result of a Default or otherwise, to the payment of the whole amount then due and payable on the Loan for principal, together with interest thereon at the Default Rate or the interest rate; and

(iv)                                                      to the payment of any sums due to each Defaulting Lender as their respective Percentages appear (provided that Administrative Agent shall have the right to set-off against such sums any amounts due from such Defaulting Lender).

2.24.                        Extension of Facility Termination Date. Provided no Default or Unmatured Default has occurred and is continuing the Borrower may request up to two consecutive ninety day extensions of the Facility Termination Date by submitting a request for an extension to the Agent (an “Extension Request”) no more than 90 and no fewer than 30 days prior to the then applicable Facility Termination Date and paying the Extension Fee on or before the commencement of each extension period. Promptly upon receipt of the Extension Request. Administrative Agent will notify Lenders that such Extension Request has been submitted.

ARTICLE III

INTENTIONALLY OMITTED

ARTICLE IV

CHANGE IN CIRCUMSTANCES

4.1.                              Yield Protection.

If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)                                  subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans, or

(b)                                 imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(c)                                  imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans, or participations therein, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans, or participations therein held or interest received by it, by an amount deemed material by such Lender as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or of issuing or to reduce the return received by such Lender or applicable Lending Installation, as the case may be, in connection with such Eurodollar Loans or Commitment, then, within 15 days of demand by such Lender, as the case may be, the Borrower shall pay such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such increased cost or reduction in amount received.

4.2.                              Changes in Capital Adequacy Regulations.

If a Lender in good faith determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change (as hereinafter defined), then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender in good faith determines is attributable to this Agreement, its Outstanding Credit Exposure or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as hereinafter defined) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the

July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

4.3.                              Availability of Types of Advances.

If any Lender in good faith determines that maintenance of any of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Administrative Agent shall suspend the availability of the affected Type of Advance and require any Eurodollar Advances of the affected Type to be repaid (together with any amounts due pursuant to Section 4.4); or if the Required Lenders in good faith determine that (i) deposits of a type or maturity appropriate to match fund Eurodollar Advances are not available, or (ii) an interest rate applicable to a Type of Advance does not accurately reflect the cost of making a Eurodollar Advance of such Type, then, the Administrative Agent shall suspend the availability of the affected Type of Advance with respect to any Eurodollar Advances made after the date of any such determination. If the Borrower is required to so repay a Eurodollar Advance, the Borrower may concurrently with such repayment borrow from the Lenders, in the amount of such repayment, a Loan bearing interest at the Alternate Base Rate.

4.4.                              Funding Indemnification.

If any payment of a ratable Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a ratable Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders or as a result of unavailability pursuant to Section 4.3, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the ratable Eurodollar Advance, and shall pay all such losses or costs within fifteen (15) days after written demand therefor.

4.5.                              Taxes.

(i)                                                                           All payments by the Borrower to or for the account of any Lender, the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii)                                                                        In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(iii)                                                                     The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 4.5) paid by the Administrative Agent or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days after the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 4.6.

(iv)                                                                    Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v)                                                                       For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 4.5 with respect to Taxes imposed by the United States.

(vi)                                                                    Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate following receipt of such documentation.

(vii)                                                                 If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 4.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

4.6.                              Lender Statements; Survival of Indemnity.

To the extent possible in the exercise of any Lender’s good faith discretion, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 4.1, 4.2 and 4.5 or to avoid the unavailability of Advances under Section 4.3, so long as such designation does not reduce such Lender’s income or increase such Lender’s liabilities. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 4.1, 4.2, 4.4 or 4.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 4.1, 4.2, 4.4 and 4.5 shall survive payment of the Obligations and termination of this Agreement.

4.7.                              Replacement of Lenders under Certain Circumstances.

The Borrower shall be permitted to replace any Lender which (a) is not capable of receiving payments without any deduction or withholding of United States federal income tax pursuant to Section 4.5, or (b) cannot maintain its Eurodollar Loans at a suitable Lending Installation pursuant to Section 4.6, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any applicable legal or regulatory requirements affecting the remaining Lenders, (ii) no Default or (after notice thereof to Borrower) no Unmatured Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Sections 4.4 and 4.6 if any Eurodollar Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.3 (provided that the Borrower shall be obligated to pay the processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall continue to pay all amounts payable hereunder without setoff, deduction, counterclaim or withholding and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

ARTICLE V

CONDITIONS PRECEDENT

5.1.                              Effective Date. This Agreement shall not become effective, and the Lenders shall not be required to make the initial Advance hereunder unless (a) the Borrower shall have paid all fees due and payable to the Lenders and the Administrative Agent hereunder, and (b) the Borrower shall have complied with the requirements below and furnished to the Administrative Agent, in form and substance satisfactory to each of the Lenders and their counsel and with sufficient copies for the Lenders, the following:

(i)                                                                            The duly executed originals of the Loan Documents, including the Notes, payable to the order of each of the Lenders, the Guaranty, the Subsidiary Guaranty, the Assignments of Membership Interest, and this Agreement;

(ii)                                                                         Certified copies of the articles of incorporation of the General Partner and the certificate of limited partnership of the Borrower, both with all amendments and certified by the appropriate governmental officer of the State of Indiana as of a recent date, as well as any other information required by Section 326 of the USA PATRIOT Act or necessary for the Administrative Agent or any Lender to verify the identity of the General Partner and Borrower as required by Section 326 of the USA PATRIOT Act;

(iii)                                                                      Certificates of good standing for the General Partner and the Borrower, certified by the appropriate governmental officer of the State of Indiana, and if requested by Administrative Agent, foreign qualification certificates for the General Partner and the Borrower, certified by the appropriate governmental officer, for each jurisdiction where the failure to so qualify or be licensed (if required) would have a Material Adverse Effect;

(iv)                                                                     Copies, certified by an officer of the General Partner, of (1) its formation documents (including by-laws), together with all amendments thereto, (2) the formation documents (including the Partnership Agreement) of the Borrower, together with all amendments thereto, and (3) the formation documents of each Subsidiary Guarantor, together with all amendments thereto;

(v)                                                                        An incumbency certificate, executed by an officer of the General Partner, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents and to make borrowings hereunder on behalf of the Borrower, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(vi)                                                                     Copies, certified by the Secretary or Assistant Secretary, of the General Partner’s Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the Advances provided for herein and the execution, delivery and performance of the Loan Documents to be executed and delivered by the General Partner and the Borrower hereunder;

(vii)                                                                  A written opinion of the General Partner and the Borrower’s counsel, addressed to the Lenders in substantially the form of Exhibit C hereto;

(viii)                                                               A certificate, signed by an officer of the General Partner on behalf of the Borrower and for itself, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing and that all representations and warranties of the General Partner and the Borrower are true and correct as of the initial Borrowing Date, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(ix)                                                                       The most recent financial statements of the General Partner and the Borrower and a certificate from an officer of the General Partner that no material adverse change in the General Partner’s or the Borrower’s financial condition has occurred since September 30, 2005 ;

(x)                                                                          UCC financing statement, judgment, and tax lien searches with respect to the General Partner, the Borrower, and each entity that is an assignor under the Assignments of Membership Interests, from their states of organization and the states where they have their principal place of business;

(xi)                                                                       Evidence of sufficient Unencumbered Assets (which evidence if requested by Administrative Agent may include mortgage releases and title policies) to assist the Administrative Agent in determining the Borrower’s compliance with the covenants set forth in Article VII herein;

(xii)                                                                    Written money transfer instructions, as the Administrative Agent may have reasonably requested;

(xiii)                                                                 Evidence that all parties whose consent is required for Borrower or General Partner to execute the Loan Documents have provided such consents;

(xiv)                                                                The Administrative Agent shall have determined that (i) since September 30, 2005 there is an absence of any material adverse change or disruption in primary or secondary loan syndication markets, financial markets or in capital markets generally that would likely impair syndication of the Loans hereunder and (ii) the Borrower has fully cooperated with the Administrative Agent’s syndication efforts including, without limitation, by providing the Administrative Agent with information regarding the Borrower’s operations and prospects and such other information as the Administrative Agent deems necessary to successfully syndicate the Loans hereunder;

(xv)                                                                   UCC Financing Statements relating to the Assignments of Membership Interests:

(xv)                                                                   Such other documents as any Lender or its counsel may have reasonably requested, the form and substance of which documents shall be acceptable to the parties and their respective counsel.

Without limiting the generality of the provisions of Section 11.4, for purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The General Partner and the Borrower each respectively (unless otherwise noted) represents and warrants to the Lenders that:

6.1.                              Existence. It is duly organized, validly existing and in good standing under the laws of the State of Indiana, with its principal place of business in Indianapolis, Indiana and is duly qualified as a foreign corporation or partnership, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted. Each of its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

6.2.                              Authorization and Validity. It has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by it of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents constitute legal, valid and binding obligations of, respectively, the General Partner or the Borrower enforceable against such entity in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.

6.3.                              No Conflict; Government Consent. Neither the execution and delivery by it of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on, respectively, the General Partner or the Borrower or any of such entity’s Material Subsidiaries or such entity’s or any Material Subsidiary’s articles of incorporation, by-laws, certificate of limited partnership or partnership agreement or the provisions of any indenture, instrument or agreement to which such entity or any of its Material Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of such entity or a Material Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

6.4.                              Financial Statements; Material Adverse Change. The September 30, 2005 consolidated financial statements of the General Partner, the Borrower and their Subsidiaries heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the General Partner, the Borrower and their Subsidiaries at such date and the consolidated results of their operations for the period then ended. Since September 30, 2005, there has been no change in the business, Property, prospects, condition (financial or otherwise)

or results of operations of the General Partner, the Borrower and their Subsidiaries which could have a Material Adverse Effect.

6.5.                              Taxes. It and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by, respectively, the General Partner or the Borrower or any of its Subsidiaries except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the General Partner, the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

6.6.                              Litigation and Guarantee Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of its officers, threatened against or affecting the General Partner, the Borrower or any of their Subsidiaries which could have a Material Adverse Effect. It has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 7.1.

6.7.                              Subsidiaries. Schedule 1 hereto contains an accurate list of all of the presently existing Subsidiaries of such entity, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by it or its Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

6.8.                              ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000. Neither it nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $250,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither it nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

6.9.                              Accuracy of Information. All factual information furnished by or on behalf of such entity or any of its Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of such entity or any of its Subsidiaries to the Administrative Agent or any Lender will be, true and accurate (taken as a whole) on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time.

6.10.                        Margin Stock. It does not hold any margin stock (as defined in Regulation U).

6.11.                        Material Agreements. Neither it nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could have a Material Adverse Effect. Neither it nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

6.12.                        Compliance With Laws. It and its Subsidiaries have complied, to the best of their knowledge, with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property. Neither it nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.

6.13.                        Ownership of Properties. On the date of this Agreement, it and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 7.15, to all of the Property and assets reflected in the financial statements as owned by it.

6.14.                        Investment Company Act. Neither it nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

6.15.                        Public Utility Holding Company Act. Neither it nor any Subsidiary is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.16.                        Solvency. (i) Immediately after the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the General Partner, the Borrower and their Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the General Partner, the Borrower and their Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the General Partner, the Borrower and their Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the General Partner, the Borrower and their Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the General Partner, the Borrower and their Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the General Partner, the Borrower and their Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(ii)                                  It does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such

Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

6.17.                        Insurance. It and its Subsidiaries carry insurance on their Projects with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are at least comparable to the coverage maintained by institutional owners of similar properties as evidenced by insurance certificates provided to Administrative Agent, including, without limitation:

(i)                                                             Property and casualty insurance (including coverage for flood and other water damage for any Project located within a 100-year flood plain) in the amount of the replacement cost of the improvements at the Project;

(ii)                                                          Loss of rental income insurance in the amount not less than one year’s gross revenues from the Projects; and

(iii)                                                       Comprehensive general liability insurance in the amount of $20,000,000 per occurrence.

6.18.                        REIT Status. The General Partner is in good standing on the New York Stock Exchange, is qualified as a real estate investment trust and currently is in compliance with all applicable provisions of the Code applicable to qualification as a real estate investment trust.

6.19.                        Environmental Matters. Each of the following representations and warranties is true and correct on and as of the Closing Date except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(i)                                                             To the best knowledge of, respectively, the General Partner or the Borrower, the Projects of such entity and its Subsidiaries do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which constitute or constituted a violation of, or could reasonably give rise to liability under, Environmental Laws. In making this statement, General Partner and Borrower are assuming (except to the extent that either of them has actual knowledge to the contrary) that any Person handling any Materials of Environmental Concern at any Project will do so in a reasonable manner and in accordance with all legal requirements.

(ii)                                                          To the best knowledge of such entity, the Projects of such entity and its Subsidiaries and all operations at the Projects are in compliance, and have in the last two years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Projects of such entity and its Subsidiaries, or violation of any Environmental Law with respect to the Projects of such entity and its Subsidiaries.

(iii)                                                       Neither it nor any of its Subsidiaries has received from any governmental authority any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Projects, nor does it have knowledge or reason to believe that any such notice will be received or is being threatened, nor has any proceeding been brought or complaint filed by any party alleging any such violation, non-compliance, liability or potential liability.

(iv)                                                      To the best knowledge of such entity, Materials of Environmental Concern have not been transported or disposed of from the Projects of such entity and its Subsidiaries in violation of, or in a manner or to a location which could reasonably give rise to liability under, Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Projects of such entity and its Subsidiaries in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws.

(v)                                                         No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of such entity, threatened, under any Environmental Law to which such entity or any of its Subsidiaries is or will be named as a party with respect to the Projects of such entity and its Subsidiaries, nor to Borrower’s knowledge are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Projects of such entity and its Subsidiaries.

(vi)                                                      To the best knowledge of such entity, there has been no release or threat of release of Materials of Environmental Concern at or from the Projects of such entity and its Subsidiaries, or arising from or related to the operations of such entity and its Subsidiaries in connection with the Projects in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.20.                        Unencumbered Assets. Schedule 3 hereto contains a complete and accurate description of Unencumbered Assets as of the Closing Date and as supplemented from time to time in connection with the delivery of a compliance certificate pursuant to Section 7.1 hereof, including the entity that owns each Unencumbered Asset. Any supplements in connection with the delivery of a compliance certificate shall specifically highlight the changes in Schedule 3. With respect to each Project identified from time to time as an Unencumbered Asset, except to the extent disclosed in writing to the Lenders and approved by the Required Lenders (which approval shall not be unreasonably withheld), Borrower hereby represents and warrants as follows except to the extent the failure of such representation and warranty to be true would not materially adversely affect the use and operation of such Project for its intended use or its marketability or value:

6.20.1                  No portion of any improvement on the Unencumbered Asset is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law, or, if located within any such area, Borrower has obtained and will maintain the insurance prescribed in Section 7.6 hereof.

6.20.2                  To the Borrower’s knowledge, the Unencumbered Asset and the present use and occupancy thereof are in material compliance with all applicable zoning ordinances (without reliance upon adjoining or other properties except to the extent allowed by applicable laws), building codes, land use and Environmental Laws, and other similar laws (“Applicable Laws”).

6.20.3                  The Unencumbered Asset is served by all utilities required for the current or contemplated use thereof. All utility service is provided by public utilities and the Unencumbered Asset has accepted or is equipped to accept such utility service.

6.20.4                  All public roads and streets necessary for service of and access to the Unencumbered Asset for the current or contemplated use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public.

6.20.5                  The Unencumbered Asset is served by public water and sewer systems or, if the Unencumbered Asset is not serviced by a public water and sewer system, such alternate systems are adequate and meet, in all material respects, all requirements and regulations of, and otherwise complies in all material respects with, all Applicable Laws with respect to such alternate systems.

6.20.6                  Borrower is not aware of any latent or patent structural or other significant deficiency of the Unencumbered Asset. The Unencumbered Asset is free of damage and waste that would materially and adversely affect the value of the Unencumbered Asset other than damage which has been covered by insurance, is in good repair and there is no material deferred maintenance other than ordinary deferred maintenance given the age of the asset for which adequate reserves exist. The Unencumbered Asset is free from material damage caused by fire or other casualty. There is no pending or, to the actual knowledge of Borrower threatened condemnation proceedings affecting the Unencumbered Asset, or any material part thereof.

6.20.7                  Except for matters insured by title insurance, all improvements on the Unencumbered Asset lie within the boundaries and building restrictions of the legal description of record of the Unencumbered Asset, no such improvements encroach upon easements benefiting the Unencumbered Asset other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Asset and no improvements on adjoining properties encroach upon the Unencumbered Asset or easements benefiting the Unencumbered Asset other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Asset. All material amenities, access routes or other items that materially benefit the Unencumbered Asset are under direct control of Borrower, constitute permanent easements that benefit all or part of the Unencumbered Asset or are public property, and the Unencumbered Asset, by virtue of such easements or otherwise, is contiguous to a physically open, dedicated all weather public street, and has the necessary permits for ingress and egress.

6.20.8                  There are no material delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, or other outstanding charges affecting the Unencumbered Asset except to the extent such items are being contested in good faith and as to which adequate reserves have been provided.

A breach of any of the representations and warranties contained in this Section 6.20 with respect to a Project shall disqualify such Project from being an Unencumbered Asset for so long as such breach continues (unless otherwise approved by the Required Lenders) but shall not constitute a Default (unless the elimination of such Property as an Unencumbered Asset results in a Default under one of the other provisions of this Agreement).

6.21.                        Plan Assets; Prohibited Transactions. Neither Borrower, any Subsidiary nor any member of the Controlled Group maintains any Plan. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

6.22.                        Winkler Portfolio. Borrower owns 100% of the membership interests in WTM Master Land, LLC and WTM Master Building, LLC, and WTM Master Building, LLC owns 100% of the membership interests in TransDulles Buildings, LLC, Westfields Buildings II, LLC, and Mark Center Buildings II, LLC, Schedule 4 correctly sets forth as of the date hereof the projects comprising the Winkler Portfolio and the organizational chart for the entities that directly or indirectly own interests in such projects.

ARTICLE VII

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

7.1.                              Financial Reporting. The General Partner and the Borrower will maintain, for themselves and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lenders:

(i)                                                                                 As soon as available, but in any event not later than 50 days after the close of each fiscal quarter, for the General Partner (consolidated with the Borrower and their Subsidiaries), an unaudited consolidated balance sheet as of the close of each such period and the related unaudited consolidated statements of income and retained earnings and of cash flows of the General Partner, the Borrower and their Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, all certified by the General Partner’s chief financial officer or chief accounting officer;

(ii)                                                                              As soon as available, but in any event not later than 50 days after the close of each fiscal quarter, for the General Partner, the Borrower and their Subsidiaries, related reports in form and substance satisfactory to the Lenders, all certified by the entity’s chief financial officer or chief accounting officer, including a statement of Funds From Operations, a description of Unencumbered Assets, a statement of Guarantee Obligations, including a description of any guaranties of Investment Affiliate Debt excluded from Guarantee Obligations pursuant to the definition thereof, along with a certification that the conditions for exclusion are met and such back-up information as may be requested by Administrative Agent, a listing of capital expenditures, a report listing and describing all newly acquired Projects, including their Property Operating Income, cost and secured or unsecured Indebtedness assumed in connection with such acquisition, if any, summary Project information for all Projects, including, without limitation, their Property Operating Income, occupancy rates, square footage, property type and date acquired or built, and such other information as may be requested;

(iii)                                                                           As soon as available, but in any event not later than 90 days after the close of each fiscal year, for the General Partner (consolidated with the Borrower and their Subsidiaries), audited financial statements, including a consolidated balance sheet as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on by KPMG LLP, or the other top four accounting firms by size (or other independent certified public accountants of nationally recognized standing acceptable to Administrative Agent) without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit;

(iv)                                                                          As soon as available, but in any event not later than 90 days after the close of each fiscal year, for the General Partner, the Borrower and their Subsidiaries, related reports in form and substance satisfactory to the Lenders, certified by the entity’s chief financial officer or chief accounting officer, including reports containing taxable income and Property Operating Income for each individual property;

(v)                                                                             Together with the quarterly and annual financial statements required hereunder, a compliance certificate in substantially the form of Exhibit E hereto signed by the General Partner’s and the Borrower’s chief financial officers or chief accounting officers showing the calculations and computations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof;

(vi)                                                                          As soon as possible and in any event within 10 days after the General Partner or the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of such entity, describing said Reportable Event and the action which such entity proposes to take with respect thereto;

(vii)                                                                       As soon as possible and in any event within 10 days after receipt by the General Partner or the Borrower, a copy of (a) any notice or claim to the effect that the General Partner, the Borrower or any of their Subsidiaries is or may be liable to any Person as a result of the release by such entity, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the General Partner or the Borrower or any of their Subsidiaries, which, in either case, could have a Material Adverse Effect;

(viii)                                                                    Promptly upon the furnishing thereof to the shareholders of the General Partner or the partners of the Borrower, copies of all financial statements, reports and proxy statements so furnished;

(ix)                                                                            Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other reports and any other public information which the General Partner, the Borrower or any of their Subsidiaries files with the Securities Exchange Commission;

(x)                                                                               Promptly upon the distribution thereof to the press or the public, copies of all press releases; and

(xi)                                                                            Such other information (including, without limitation, financial statements for the Borrower and non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

If any information which is required to be furnished to the Lenders under this Section 7.1 is required by law or regulation to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders at such earlier date. If the foregoing information is required to be delivered by the Borrower pursuant to the Revolving Credit Agreement, then so long as each Lender hereunder is also a Lender under the Revolving Credit Agreement, Borrower does not need to separately deliver such information under this Agreement.

7.2.                              Use of Proceeds. The General Partner and the Borrower will, and will cause each of their Subsidiaries to, use the proceeds of the Advances for paying a portion of the cost of acquiring the Winkler Portfolio or for general corporate purposes. The General Partner and the Borrower will not, nor will they permit any Subsidiary to, use any of the proceeds of the Advances (i) to purchase or carry any “margin stock” (as defined in Regulation G or U) or (ii) to fund any purchase of, or offer for, any Capital Stock of any Person, unless such Person has consented to such offer prior to any public announcements relating thereto and the Required Lenders have consented to such use of the proceeds of such Advance.

7.3.                              Notice of Default. The General Partner and the Borrower will give, and will cause each of their Subsidiaries to give, prompt notice in writing to the Lenders of the occurrence of (i) any Default or Unmatured Default and (ii) of any other development, financial or otherwise, which could have a Material Adverse Effect.

7.4.                              Conduct of Business. The General Partner and the Borrower will do, and will cause each of their Subsidiaries to do, all things necessary to remain duly incorporated and/or duly qualified, validly existing and in good standing as a real estate investment trust, corporation, general partnership or limited partnership, as the case may be, in its jurisdiction of incorporation/formation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and to carry on and conduct its businesses in substantially the same manner as it is presently conducted and, specifically, neither the General Partner, the Borrower nor their respective Subsidiaries will undertake any business other than the acquisition, development, ownership, management, operation and leasing of office, industrial and retail properties and ancillary businesses specifically related thereto, including its third party construction business except that the Borrower and its Subsidiaries may invest in (i) land, (ii) non-office/industrial/retail property holdings, (iii) stock holdings, (iv) mortgages (v) passive non-real estate investments and (vi) joint ventures and partnerships, provided that the total investment in the first category (land) shall not exceed 13% of Market Capitalization, the total investment in any one of the categories (ii) through (v) does not exceed ten percent (10%) of Market Capitalization, the total investment in the sixth category (joint ventures and partnerships) does not exceed 20% of Market Capitalization, and the total investment in all of the foregoing investment categories in the aggregate is less than or equal to twenty-five percent (25%) of Market Capitalization. Notwithstanding the foregoing Borrower shall be permitted to make investments in assets based in Canada or Mexico provided the leases on those assets are paid in United States Dollars or Canadian Dollars and Borrower’s investment in same shall not exceed 10% of Market Capitalization. For the purposes of this Section 7.4, joint ventures and partnerships shall be valued in accordance with GAAP, non-revenue generating investments such as land and stock holdings shall be valued at the lower of acquisition cost or market value, and the value of all other investments shall be determined by capitalizing Property Operating Income from these assets at a rate of 8.25%. In the event of any disagreement as to how to value an investment, the judgment of the Administrative Agent shall prevail.

7.5.                              Taxes. The General Partner and the Borrower will pay, and will cause each of their Subsidiaries to pay, when due all taxes, assessments and governmental charges and levies upon them of their income, profits or Projects, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

7.6.                              Insurance. The General Partner and the Borrower will, and will cause each of their Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice and the representation made by Borrower in Section 6.17, and the

General Partner and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

7.7.                              Compliance with Laws. The General Partner and the Borrower will, and will cause each of their Subsidiaries to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject.

7.8.                              Maintenance of Properties. The General Partner and the Borrower will, and will cause each of their Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that their businesses carried on in connection therewith may be properly conducted at all times.

7.9.                              Inspection. The General Partner and the Borrower will, and will cause each of their Subsidiaries to, permit the Lenders, by their respective representatives and agents, to inspect any of the Projects, corporate books and financial records of the General Partner, the Borrower and each of their Subsidiaries, to examine and make copies of the books of accounts and other financial records of the General Partner, the Borrower and each of their Subsidiaries, and to discuss the affairs, finances and accounts of the General Partner, the Borrower and each of their Subsidiaries, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.

7.10.                        Maintenance of Status. The General Partner shall at all times (i) remain a corporation listed and in good standing on the New York Stock Exchange, and (ii) maintain its status as a real estate investment trust in compliance with all applicable provisions of the Code.

7.11.                        Dividends. Provided there is not a continuing Default under Section 8.1 or Section 8.2, and there is not a continuing Default under Section 8.3 relating to a breach of any of the covenants contained in Section 7.20, the General Partner and its Subsidiaries shall be permitted to declare and pay dividends on their Capital Stock from time to time in amounts determined by the General Partner, provided, however, that subject to the terms of the next sentence, in no event shall the General Partner or any of its Subsidiaries declare or pay dividends on their Capital Stock if dividends paid in any period of four fiscal quarters, in the aggregate, would exceed 95% of Funds From Operations for such period. Notwithstanding the foregoing, the General Partner shall be permitted to distribute whatever amount of dividends is necessary to maintain its tax status as a real estate investment trust, provided there is not a continuing Default under Sections 8.1 or 8.2.

7.12.                        Merger; Sale of Assets. The General Partner and the Borrower will not, nor will they permit any of their Subsidiaries to, enter into any merger, consolidation, reorganization or liquidation or transfer or otherwise dispose of all or a Substantial Portion of their Property, except for such transactions that occur between the General Partner, the Borrower and/or the Wholly-Owned Subsidiaries of Borrower or General Partner, provided, however, the General Partner or the Borrower may merge with or acquire other companies as partnerships so long as:

(i)                                                             After giving effect to such merger or acquisition, no provision of this Agreement will have been violated;

(ii)                                                          the General Partner or the Borrower will be the surviving entity; and

(iii)                                                       such merger is not accomplished through a hostile takeover.

The Borrower will notify all of the Lenders of all material acquisitions, dispositions, mergers or asset purchases regardless of whether or not the Required Lenders must first give their written consent.

7.13.                        General Partner’s Ownership and Control of Borrower. The General Partner will not relinquish, and will not allow any reduction in, its ownership or control of the Borrower and will not allow or suffer to exist any pledge, other encumbrance or the conversion to limited partnership interests of any of the general partnership interests in the Borrower; provided that (i) the General Partner’s ownership of the Borrower, including any interests held by Wholly Owned Subsidiaries of the General Partner, may be reduced to 67% by the issuance of additional limited partnership units, so long as the General Partner remains the sole general partner of Borrower and (ii) the General Partner shall not transfer any Partnership interest to a Wholly Owned Subsidiary of the General Partner unless such Subsidiary is a Subsidiary Guarantor and does not own any material assets other than its partnership interests in Borrower.

7.14.                        Sale and Leaseback. The General Partner and the Borrower will not, nor will they permit any of their Subsidiaries to, sell or transfer any of its Projects in order to concurrently or subsequently lease as lessee such or similar Projects.

7.15.                        Liens. The General Partner and the Borrower will not, nor will they permit any of their Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the General Partner, the Borrower or any of their Subsidiaries, except:

(i)                                                                         Liens for taxes, assessments or governmental charges or levies on their Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on their books;

(ii)                                                                      Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(iii)                                                                   Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(iv)                                                                  Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the General Partner, the Borrower or their Subsidiaries;

(v)                                                                     Liens existing on the date hereof and described in Schedule 2 hereto; and

(vi)                                                                  Liens arising in connection with any Indebtedness permitted hereunder to the extent such Liens will not result in a violation of any of the provisions of this Agreement.

Liens permitted pursuant to this Section 7.15 shall be deemed to be “Permitted Liens”.

7.16.                        Affiliates. The General Partner and the Borrower will not, nor will they permit any of their Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the General Partner’s, the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the General Partner, the Borrower or such Subsidiary than the General Partner, the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

7.17.                        Interest Rate Hedging. The General Partner and the Borrower will not enter into or remain liable upon, nor will they permit any Subsidiary to enter into or remain liable upon, any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options unless such agreement, device or arrangement was entered into by the General Partner or the Borrower in the ordinary course of its business for the purpose of hedging interest rate risk to the General Partner or the Borrower.

7.18.                        Variable Interest Indebtedness. The General Partner shall not, as of the last day of any fiscal quarter, permit the outstanding principal balance of Indebtedness of the General Partner and the Borrower and their Subsidiaries which bears interest at an interest rate that is not fixed through the maturity date of such Indebtedness to exceed $1,600,000,000 which amount can be up to $1,800,000,000 for up to two quarters during the life of the Facility.

7.19.                        Consolidated Net Worth. The General Partner, as of the last day of any fiscal quarter, shall maintain a Consolidated Net Worth of not less than the sum of (i) $2,750,000,000 plus (ii) seventy percent (70%) of the aggregate proceeds received by the General Partner (net of customary related fees and expenses) in connection with any offering of stock in the General Partner or partnership interests in the Borrower after September 30, 2005.

7.20.                        Indebtedness and Cash Flow Covenants. The General Partner on a consolidated basis with the Borrower and their Subsidiaries shall not, as of the last day of any fiscal quarter, permit:

(i)                                                                              the ratio of Adjusted EBITDA to Fixed Charges to be less than 1.60 to 1.0 for the preceding 12 full calendar months;

(ii)                                                                           Consolidated Total Indebtedness to exceed sixty percent (60%) of Market Capitalization; provided that such amount may be increased to sixty-five (65%) for no more than two quarters during the term of this Agreement;

(iii)                                                                        the ratio obtained by dividing:  (a) the Property Operating Income from all Unencumbered Assets by (b) interest on Consolidated Unsecured Indebtedness to be less than 2.00 to 1.0 for the quarter then ended; or

(iv)                                                                       Consolidated Secured Indebtedness to exceed twenty-five percent (25%) of Market Capitalization.

7.21.                        Environmental Matters. The General Partner and the Borrower will and will cause each of their Subsidiaries to:

(i)                       comply with, and use its commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use its best efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect;

(ii)                    conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (a) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect, or (b) the General Partner has determined in good faith that contesting the same is not in the best interests of the General Partner, the Borrower and their Subsidiaries and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect; or

(iii)                 defend, indemnify and hold harmless the Administrative Agent and each Lender, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the General Partner, the Borrower, their Subsidiaries or the Projects, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor; and

(iv)                prior to the acquisition of a new Project after the Closing Date, perform or cause to be performed an environmental investigation, which investigation shall at a minimum comply with the Borrower’s standard specifications and procedures which shall be subject to the approval of the Administrative Agent, which shall not be unreasonably withheld. In connection with any such investigation, Borrower shall cause to be prepared a report of such investigation, to be made available to any Lenders upon request, for informational purposes and to assure compliance with the specifications and procedures.

The indemnity contained in (iii) above shall continue in full force and effect regardless of the termination of this Agreement. In connection with any investigation pursuant to (iv) above, Borrower shall cause to be prepared a report of such investigation, to be made available to any Lenders upon request, for informational purposes and to assure compliance with the specifications and procedures.

7.22.                        Intentionally Omitted.

7.23.                        Borrower’s Partnership Agreement. The General Partner shall not consent to any changes to Borrower’s partnership agreement, other than changes in the ordinary course of business, without providing prior written notice to the Administrative Agent. The General Partner shall not consent to any change to Borrower’s Partnership Agreement that would be materially adverse to the Lenders without obtaining the prior written consent of the Administrative Agent.

7.24.                        Intentionally Omitted.

7.25.                        Notice of Rating Change. The Borrower shall notify the Administrative Agent promptly if there is any change in the long term unsecured debt rating from Moody’s or Fitch, of either the General Partner or the Borrower.

ARTICLE VIII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

8.1                                 Nonpayment of any principal payment on any Note when due.

8.2                                 Nonpayment of interest upon any Note or other payment Obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.

8.3                                 The breach of any of the terms or provisions of Sections 7.2, 7.10 through 7.20 and 7.23.

8.4                                 Any representation or warranty made or deemed made by or on behalf of the General Partner, the Borrower or any of their Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be untrue or inaccurate in any material respect on the date as of which made.

8.5                                 The breach (other than a breach which constitutes a Default under Section 8.1, 8.2, 8.3 or 8.4) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Administrative Agent or any Lender.

8.6                                 Failure of the General Partner, the Borrower or any of their Subsidiaries to pay when due any Indebtedness, other than nonrecourse debt and the debt hereunder, aggregating in excess of $10,000,000 and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Indebtedness.

8.7                                 The General Partner, the Borrower or any Subsidiary having more than $10,000,000 of Equity Value shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 8.7, (vi) fail to contest in good faith any appointment or proceeding described in Section 8.8 and maintain adequate reserves for such contest in accordance with GAAP or (vii) not pay, or admit in writing its inability to pay, its debts generally as they become due.

8.8                                 A receiver, trustee, examiner, liquidator or similar official shall be appointed for the General Partner, the Borrower or any Subsidiary having more than $10,000,000 of Equity Value or any Substantial Portion of its Property, or a proceeding described in Section 8.7(iv) shall be instituted against the General Partner, the Borrower or any such Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

8.9                                 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a “Condemnation”), all or any portion of the Projects of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion of their Property.

8.10         The General Partner, the Borrower or any of their Subsidiaries shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an amount which, when added to all other judgments or orders outstanding against the General Partner, the Borrower or any Subsidiary would exceed $10,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith, with adequate reserves therefor having been maintained in accordance with GAAP.

8.11         The General Partner, the Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the General Partner, the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $1,000,000 or requires payments exceeding $100,000 per annum.

8.12         The General Partner, the Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the General Partner, the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $1,000,000.

8.13         Failure to remediate within the time period permitted by law or governmental order, after all administrative hearings and appeals have been concluded (or within a reasonable time in light of the nature of the problem if no specific time period is so established), material environmental problems related to Projects of the Borrower and its Subsidiaries if the affected Projects have an aggregate book value in excess of $20,000,000.

8.14         The occurrence of any default under any Loan Document or the breach of any of the terms or provisions of any Loan Document, which default or breach continues beyond any period of grace therein provided.

8.15         The revocation or attempted revocation of the Guaranty.

8.16         The breach by the Borrower or any Subsidiary of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transaction,” whether or not any Lender or Affiliate of a Lender is a party thereto, which continues beyond any applicable grace period.

8.17         The occurrence of a Default under and as defined in the Revolving Credit Agreement.

ARTICLE IX

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

9.1.          Acceleration.  If any Default described in Section 8.7 or 8.8 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender.  If any other Default occurs, the Administrative Agent may and will if directed by the Required Lenders, terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

If, within thirty (30) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 8.7 or 8.8 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

9.2.          Amendments.  Subject to the provisions of this Article IX, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders), the Borrower and the General Partner may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:

(i)                    Extend the Facility Termination Date or forgive all or any portion of the principal amount of any Loan or accrued interest thereon, reduce the Applicable Margins on the underlying interest rate options or otherwise modify or add to such Applicable Margins or interest rate options, or extend the time of payment of any of the Obligations.

(ii)                   Release the General Partner from the Guaranty, or materially modify the Guaranty or waive a material provision of the Guaranty.

(iii)                  Reduce the percentage specified in the definition of Required Lenders.

(iv)                  Permit the Borrower to assign or allow another Person to assume its rights under this Agreement.

(v)                   Amend this Section 9.2.

(vi)                  Amend Section 2.23 such that payments that are now required to be applied in accordance with the Funded Percentages of the Lenders shall be applied in any other manner.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment increasing the Commitment of any Lender shall be effective without the written consent of such Lender.

9.3.          Preservation of Rights.  No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.2, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE X

GENERAL PROVISIONS

10.1.        Survival of Representations.  All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

10.2.        Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.3.        Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.4.        Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrower, the General Partner, the Administrative Agent and the Lenders and supersede all prior commitments, agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof, except for the agreement of the Borrower to pay certain fees to the Administrative Agent and the agreement of the Administrative Agent to pay certain fees to the Lenders.

10.5.        Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

10.6.        Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender ), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any environmental liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are several and not joint.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, and the repayment, satisfaction or discharge of all the other Obligations.

10.7.        Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

10.8.        Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 6.4.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the

Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.

10.9.        Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.10.      Nonliability of Lenders.  The relationship between the General Partner and the Borrower, on the one hand, and the Lenders, the Arranger and the Administrative Agent, on the other, shall be solely that of borrower and lender.  Neither the Administrative Agent, the Arranger, nor any Lender shall have any fiduciary responsibilities to the General Partner and the Borrower.  Neither the Administrative Agent, the Arranger, nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

10.11.      Publicity.  The Lenders shall have the right to do a tombstone publicizing the transaction contemplated hereby without the consent of the Borrower or General Partner.

10.12.      CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

10.13.      CONSENT TO JURISDICTION.  THE GENERAL PARTNER AND THE BORROWER EACH HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS AND THE GENERAL PARTNER AND THE BORROWER EACH HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE GENERAL PARTNER OR THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY THE GENERAL PARTNER OR THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY

AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

10.14.      WAIVER OF JURY TRIAL.  THE GENERAL PARTNER, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

10.15.      Agent Responsibilities.  Borrower, the Administrative Agent and each Lender acknowledges and agrees that the obligations of the Administrative Agent (collectively, the “Other Agents”) hereunder shall be limited to those obligations that are expressly set forth herein, if any, or in any other written agreement with such parties, and the Other Agents shall not be required to take any other action or assume any liability except as may be required in their capacity as a Lender hereunder.  Borrower, the Administrative Agent and each Lender agrees that the indemnifications set forth herein for the benefit of the Administrative Agent shall also run to the benefit of each Other Agent to the extent such Other Agent incurs any loss, cost or damage arising from its agency capacity hereunder.

10.16.      USA PATRIOT ACT NOTIFICATION.  The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  What this means for Borrower:  When Borrower opens an account, if Borrower is an individual, Administrative Agent and the Lenders will ask for Borrower’s name, residential address, tax identification number, date of birth, and other information that will allow Administrative Agent and the Lenders to identify Borrower, and, if Borrower is not an individual, Administrative Agent and the Lenders will ask for Borrower’s name, tax identification number, business address, and other information that will allow Administrative Agent and the Lenders to identify Borrower.  Administrative Agent and the Lenders may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and, if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents.

ARTICLE XI

THE ADMINISTRATIVE AGENT AND AGREEMENTS AMONG LENDERS

11.1.        Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

11.2.        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

11.3.        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this

Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

11.4.        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.5.        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

11.6.        Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring

Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

11.7.        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

11.8.        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or any other Lender listed with a title on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

11.9.        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, and the Administrative Agent under this Agreement) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

11.10.      Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 9.2, if approved, authorized or ratified in writing by the Required Lenders;

(b)           to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.15(vi); and

(c)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 11.10.

11.11.      Notice of Defaults.  If a Lender becomes aware of a Default or Unmatured Default, such Lender shall notify the Administrative Agent of such fact provided that the failure to give such notice shall not create liability on the part of a Lender.  Upon receipt of such notice that a Default or Unmatured Default has occurred, the Administrative Agent shall promptly notify each of the Lenders of such fact.

11.12.      Requests for Approval.  If the Administrative Agent requests in writing the consent or approval of a Lender, such Lender shall respond and either approve or disapprove definitively in writing to the Administrative Agent within ten Business Days (or sooner if such notice specifies a shorter period for responses based on Administrative Agent’s good faith determination that circumstances exist warranting its request for an earlier response) after such written request from the Administrative Agent.  If the Lender does not so respond, that Lender shall be deemed to have approved the request.

11.13.      Copies of Documents.  Within fifteen Business Days after a request by a Lender to the Administrative Agent for documents furnished to the Administrative Agent by the Borrower, the Administrative Agent shall provide copies of such documents to such Lender.

11.14.      Defaulting Lenders.  At such time as a Lender becomes a Defaulting Lender, such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Required Lenders, each affected Lender or all Lenders shall be immediately suspended until such time as the Lender is no longer a Defaulting Lender, except that the amount of the Commitment of the Defaulting Lender may not be changed without its consent.  If a Defaulting Lender has failed to fund its pro rata share of any Advance and until such time as such Defaulting Lender subsequently funds its pro rata share of such Advance, all Obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal of, interest on and fees relating to the Loans funded by the other Lenders in connection with any such Advance in which the Defaulting Lender has not funded its pro rata share (such principal, interest and fees being referred to as “Senior Loans” for the purposes of this section).  All amounts paid by the Borrower or the Guarantor and otherwise due to be applied to the Obligations owing to such Defaulting Lender pursuant to the terms hereof shall be distributed by the Administrative Agent to the other Lenders in accordance with their respective pro rata shares (recalculated for the purposes hereof to exclude the Defaulting Lender) until all Senior Loans have been paid in full.  After the Senior Loans have been paid in full equitable adjustments will be made in connection with future payments by the Borrower to the extent a portion of the Senior Loans had been repaid with amounts that otherwise would have been distributed to a Defaulting Lender but for the operation of this Section 11.15.  This provision governs only the relationship among the Administrative Agent, each Defaulting Lender and the other Lenders; nothing hereunder shall limit the obligation of the Borrower to repay all Loans in accordance with the terms of this Agreement.  The provisions of this section shall apply and be effective regardless of whether a Default occurs and is continuing, and notwithstanding (i) any other provision of this Agreement to the contrary, (ii) any instruction of the Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Required Lenders or all Lenders.

ARTICLE XII

SETOFF; RATABLE PAYMENTS

12.1.        Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default or Unmatured Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any of its Affiliates to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

12.2.        Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 4.1, 4.2 or 4.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XIII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1.        Binding Effect.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 13.3, and (iii) any transfer by Participation must be made in compliance with Section 13.2.  Any attempted assignment or transfer by any party not made in compliance with this Section 13.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 13.3.2.  The parties to this Agreement acknowledge that clause (ii) of this Section 13.1 relates only to absolute assignments and this Section 13.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.3.  The

Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person.  Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

13.2.        Participations.

13.2.1      Permitted Participants; Effect.  Any Lender may at any time, sell participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents.  Any Person to whom such a participating interest is sold is a “Participant”.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

13.2.2      Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment or postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment or releases any guarantor of any such Loan or releases any substantial portion of collateral, if any, securing such Loan, or changes the definition of Required Lenders.

13.2.3      Benefit of Setoff.  The General Partner and the Borrower each agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 13.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender.

13.3.        Assignments.

13.3.1      Permitted Assignments.  Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents.  Such assignment shall be substantially in the form of Exhibit F or in such other form as may be agreed to by the parties thereto.  Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Lender or (unless each of the Borrower and the Agent otherwise consents) be in an aggregate amount not less than $5,000,000.  The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

13.3.2      Consents.  The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing.  The consent of the Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund (in the case of an assignment of any other Commitment or Loans).  Any consent required under this Section 13.3.2 shall not be unreasonably withheld or delayed.

13.3.3      Effect; Effective Date.  Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Exhibit I to Exhibit F hereto (a “Notice of Assignment”), together with any consents required by Section 13.3.2, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless the assignment is to an affiliate of the Lender in which case no fee shall be charged), such assignment shall become effective on the effective date specified in such Notice of Assignment.  The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the other Lenders or the Administrative Agent.  In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3.2, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

13.3.4      Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

13.4.        Intentionally Omitted.

13.5.        Dissemination of Information.  The General Partner and the Borrower authorize each Lender to disclose any and all information in such Lender’s possession concerning the creditworthiness of the General Partner, the Borrower and their Subsidiaries to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee and any swap counterparty as prospective swap counterparty with whom a Lender has entered or is considering entering into a transaction to hedge such Lender’s credit risk in connection with this Facility.

13.6.        Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.22.

ARTICLE XIV

NOTICES

14.1.        Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)            if to the Borrower, General Partner, or the Administrative Agent at its address or telecopier number set forth in Schedule 5;

(ii)           if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

14.2.        Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE XV

COUNTERPARTS

15.1.        Counterparts; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Except as provided in Article V, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

15.2.        Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or other state laws based on the Uniform Electronic Transactions Act.

[INTENTIONAL END OF PAGE]

IN WITNESS WHEREOF, the Borrower, the Guarantor, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

DUKE REALTY LIMITED PARTNERSHIP

By:	DUKE REALTY CORPORATION, its
General Partner

	By:	/s/ Howard L. Feinsand

	Print Name:	Howard L. Feinsand

	Title:	Executive Vice President, General
Counsel and Secretary

DUKE REALTY CORPORATION

By:	/s/ Howard L. Feinsand

Print Name:		Howard L. Feinsand

Title:	Executive Vice President, General Counsel
and Secretary

Commitments:

$350,000,000	BANK OF AMERICA, N.A., Individually and as Administrative Agent

	By:	/s/ Mark Mokelke

	Print Name:	Mark Mokelke

	Title:	Vice President

Commitments:

$233,000,000	WACHOVIA BANK, NATIONAL ASSOCIATION

	By:	/s/ Cathy A. Casey

	Print Name:	Cathy A. Casey

	Title:	Director

Commitments:

$117,000,000	DEUTSCHE BANK TRUST COMPANY AMERICAS

	By:	/s/ Brenda Casey

	Print Name:	Brenda Casey

	Title:	Director

	By:	/s/ Linda Wang

	Print Name:	Linda Wang

	Title:	Director

EXHIBIT A

INTENTIONALLY DELETED

1

EXHIBIT B

NOTE

                         , 2006

Duke Realty Limited Partnership, an Indiana limited partnership (the “Borrower”) promises to pay to the order of                                    (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Term Loan Agreement hereinafter referred to, in immediately available funds at the main office of Bank of America, N.A. in Chicago, Illinois, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.  The Borrower shall pay the remaining unpaid principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Term Loan Agreement (as the same may be amended or modified, the “Agreement”), dated as of                         , 2006, among the Borrower, Duke Realty Corporation, as Guarantor and General Partner, Bank of America, N.A., individually and as the Administrative Agent, and the other lenders named therein, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

If there is an Unmatured Default or Default under the Agreement or any other Loan Document and Administrative Agent exercises the remedies provided under the Agreement and/or any of the Loan Documents for the Lenders, then in addition to all amounts recoverable by the Administrative Agent and the Lenders under such documents, the Administrative Agent and the Lenders shall be entitled to receive reasonable attorneys fees and expenses incurred by Administrative Agent and the Lenders in connection with the exercise of such remedies.

Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note, and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security for this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.

This Note shall be governed and construed under the internal laws of the State of Illinois.

BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS PROMISSORY NOTE OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS PROMISSORY NOTE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

DUKE REALTY LIMITED PARTNERSHIP

By:	DUKE REALTY CORPORATION, General
Partner

By:
Print Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

NOTE OF DUKE REALTY LIMITED PARTNERSHIP

DATED             , 2006

Date	Principal Amount of Loan	Maturity of Interest Period	Maturity Principal Amount Paid	Unpaid Balance

EXHIBIT C

FORM OF OPINION

                           , 2006

The Administrative Agent and

  the Lenders who are parties to the

  Term Loan Agreement described below

Gentlemen/Ladies:

We are counsel for Duke Realty Limited Partnership, an Indiana limited partnership (the “Borrower”), and Duke Corporation, an Indiana corporation (the “General Partner” and, collectively with the Borrower, the “Duke Entities”), and have represented the Duke Entities in connection with their execution and delivery of a Term Loan Agreement among the Duke Entities, Bank of America N.A., individually, and as Administrative Agent, and the Lenders named therein, providing for an Advance in an aggregate principal amount of $700,000,000 at any one time outstanding and dated as of                            , 2006 (the “Agreement”).  All capitalized terms used in this opinion and not otherwise defined shall have the meanings attributed to them in the Agreement.

We have examined the Duke Entities’ articles of incorporation, by-laws, resolutions, certificate of limited partnership, partnership agreement, the Loan Documents and such other matters of fact and law which we deem necessary in order to render this opinion.  Based upon the foregoing, it is our opinion that:

1.             The General Partner, the Borrower and each of their Subsidiaries are either duly incorporated corporations or duly qualified and formed limited partnerships, validly existing and in good standing under the laws of their states of incorporation or formation.

2.             The execution and delivery of the Loan Documents by the Duke Entities and the performance by the Duke Entities of their obligations under the Loan Documents have been duly authorized by all necessary and partnership action and/or proceedings on the part of the Duke Entities and will not:

(a)           require any consent (which has not been obtained and delivered to Administrative Agent) of the Duke Entities’ shareholders or limited partners;

(b)           violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Duke Entities or any of their Subsidiaries or the Duke Entities’ or any Subsidiary’s articles of incorporation, by-laws, certificate of limited partnership, partnership agreement, or any indenture, instrument or agreement binding upon the Duke Entities or any of their Subsidiaries; or

(c)           result in, or require, the creation or imposition of any Lien pursuant to the provisions of any indenture, instrument or agreement binding upon the Duke Entities or any of their Subsidiaries.

1

3.             The Loan Documents have been duly executed and delivered by the Duke Entities and constitute legal, valid and binding obligations of the Duke Entities enforceable in accordance with their terms except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

4.             There is no litigation or proceeding against the Duke Entities or any of their Subsidiaries which, if adversely determined, could have a Material Adverse Effect, except as disclosed in Schedule       .

5.             No approval, authorization, consent, adjudication or order of any governmental authority, which has not been obtained by the Duke Entities or any of their Subsidiaries, is required to be obtained by the Duke Entities or any of their Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under the Agreement or in connection with the payment by the Duke Entities of their obligations under the Loan Documents.

6.             The General Partner qualifies as a real estate investment trust in accordance with all applicable requirements of the Internal Revenue Code.

This opinion may be relied upon by the Agent, the Lenders and their participants, assignees and other transferees.

Very truly yours,

2

EXHIBIT D

INTENTIONALLY DELETED

1

EXHIBIT E

COMPLIANCE CERTIFICATE

To:       The Administrative Agent and the Lenders

who are parties to the Term Loan Agreement described below

This Compliance Certificate is furnished pursuant to that certain Term Loan Agreement, dated as of                       ,          2006 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Duke Realty Limited Partnership, an Indiana limited partnership (the “Borrower”), Duke Realty Corporation, an Indiana corporation (“General Partner”), Bank of America, N.A., individually, and as Administrative Agent, and the Lenders named therein.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.             I am the duly elected                       of the General Partner of the Borrower;

2.             I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.             The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4.             Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

1

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this        day of               , 200   .

DUKE REALTY LIMITED PARTNERSHIP

By:	DUKE REALTY CORPORATION, its General Partner

By:
Print Name:
Title:

2

[SAMPLE]

SCHEDULE I TO COMPLIANCE CERTIFICATE

Schedule of Compliance as of                  with

Provisions       ,       ,        and        of the Agreement

3

EXHIBIT F

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and swingline loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.             Assignor:

2.             Assignee:                                                                                       [and is an Affiliate/Approved Fund of [identify Lender](1)

3.             Borrower(s):

4.             Administrative Agent:                                                                  , as the administrative agent under the Term Loan Agreement.

5.             Term Loan Agreement:              The [amount] Term Loan Agreement dated as of                             among

1

[name of Borrower(s)], the Lenders party thereto, [name of Administrative Agent], as Administrative Agent, and the other agents party thereto.

(1) Select as applicable.

6.             Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans(2)
(3)	$	$	%
	$	$	%
	$	$	%

7.             Trade Date:                                            (4)

Effective Date:                                         , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

2

[Consented to and](5) Accepted:

[NAME OF ADMINISTRATIVE AGENT],

as Administrative Agent

By:

Title:

[Consented to:](6)

*Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(2) Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(3) Fill in the appropriate terminology for the types of facilities under the Term Loan Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term Loan Commitment,”, etc.)

(4) Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

(5) To be added only if the consent of the Administrative Agent is required by the terms of the Term Loan Agreement.

(6) To be added only if the consent of the Borrower and/or other parties is required by the terms of the Term Loan Agreement.

[NAME OF RELEVANT PARTY]

By:

Title:

3

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1           Assignor.  The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby.  Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document, (v) inspecting any of the property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

1.2.          Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of  the Term Loan Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Term Loan Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own

4

credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

5

EXHIBIT G

FORM OF SUBSIDIARY GUARANTY

This Guaranty is made as of                                 ,            by                                   , a                                  (“Guarantor”), to and for the benefit of Bank of America, N.A., individually (“Bank of America”) and as administrative agent (“Administrative Agent”) for itself and the lenders under the Term Loan Agreement (as defined below) and their respective successors and assigns (collectively, the “Lenders”).

RECITALS

A.            Duke Realty Limited Partnership, an Indiana limited partnership (“Borrower”), Duke Realty Corporation, an Indiana corporation (the “General Partner”), Banc of America Securities LLC as Sole Lead Arranger and Book Runner, Bank of America, N.A., individually, and as Administrative Agent, and the Lenders have entered into a Term Loan Agreement dated as of                                         , 2006 (as amended, modified or restated from time to time, the “Term Loan Agreement”) pursuant to which the Lenders have agreed to provide Borrower with a revolving credit facility in an aggregate principal amount of up to $700,000,000 (the “Facility”).  All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Term Loan Agreement.

B.            Borrower has executed and delivered or will execute and deliver to the Lenders promissory notes in the principal amount of each Lender’s Commitment as evidence of Borrower’s indebtedness to each such Lender with respect to the Facility (the promissory notes described above, together with any amendments or allonges thereto, or restatements, replacements or renewals thereof, and/or new promissory notes to new Lenders under the Term Loan Agreement, are collectively referred to herein as the “Notes”).

C.            Guarantor is a Subsidiary of Borrower or General Partner.  Guarantor acknowledges that the extension of credit by the Administrative Agent and the Lenders to Borrower pursuant to the Term Loan Agreement will benefit Guarantor by making funds available to Guarantor through Borrower and by enhancing the financial strength of the consolidated group of which Guarantor and Borrower are members.

AGREEMENTS

NOW, THEREFORE, Guarantor, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration, hereby agrees as follows:

1.  Guarantor absolutely, unconditionally, and irrevocably guarantees to each of the Lenders:

1

(a)           the full and prompt payment of the principal of and interest on the Notes when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, and the prompt payment of all sums which may now be or may hereafter become due and owing under the Notes, the Term Loan Agreement, and the other Loan Documents;

(b)           the payment of all Enforcement Costs (as hereinafter defined in Paragraph 7 hereof); and

(c)           the full, complete, and punctual observance, performance, and satisfaction of all of the obligations, duties, covenants, and agreements of Borrower under the Term Loan Agreement and the Loan Documents.

All amounts due, debts, liabilities, and payment obligations described in subparagraphs (a) and (b) of this Paragraph 1 are referred to herein as the “Facility Indebtedness.”  All obligations described in subparagraph (c) of this Paragraph 1 are referred to herein as the “Obligations.”  The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by Guarantor, the Administrative Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the Guarantor’s “Maximum Liability”). This provision with respect to the Maximum Liability of the Guarantor is intended solely to preserve the rights of the Administrative Agent hereunder to the maximum extent not subject to avoidance under applicable law, and neither the Guarantor nor any other person or entity shall have any right or claim under this provision with respect to the Maximum Liability, except to the extent necessary so that the obligations of Guarantor hereunder shall not be rendered voidable under applicable law.  In the event Guarantor shall make any payment or payments under this Guaranty each other guarantor of the Facility Indebtedness shall contribute to Guarantor an amount equal to such non-paying guarantor’s pro rata share (based on their respective maximum liabilities hereunder and under such other guaranty) of such payment or payments made by Guarantor, provided that such contribution right shall be subordinate and junior in right of payment in full of all the Facility Indebtedness to Lenders.

2.  In the event of any default by Borrower in making payment of the Facility Indebtedness, or in performance of the Obligations, as aforesaid, in each case beyond the expiration of any applicable grace period, Guarantor agrees, on demand by the Administrative Agent to pay all the Facility Indebtedness and to perform all the Obligations as are then or thereafter become due and owing or are to be performed under the terms of the Notes, the Term Loan Agreement, and the other Loan Documents.

3.  Guarantor does hereby waive (i) notice of acceptance of this Guaranty by the Administrative Agent and the Lenders and any and all notices and demands of every kind which may be required to be given by any statute, rule or law, (ii) any defense, right of set-off or other claim which Guarantor

2

may have against Borrower or which Guarantor or Borrower may have against the Administrative Agent or the Lenders or the holder of a Note, (iii) presentment for payment, demand for payment (other than as provided for in Paragraph 2 above), notice of nonpayment (other than as provided for in Paragraph 2 above) or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge Guarantor with liability, (iv) any failure by the Administrative Agent and the Lenders to inform Guarantor of any facts the Administrative Agent and the Lenders may now or hereafter know about Borrower, the Facility, or the transactions contemplated by the Term Loan Agreement, it being understood and agreed that the Administrative Agent and the Lenders have no duty so to inform and that Guarantor is fully responsible for being and remaining informed by Borrower of all circumstances bearing on the existence or creation, or the risk of nonpayment of the Facility Indebtedness or the risk of nonperformance of the Obligations, and (v) any and all right to cause a marshalling of assets of Borrower or any other action by any court or governmental body with respect thereto, or to cause the Administrative Agent and the Lenders to proceed against any other security given to a Lender in connection with the Facility Indebtedness or the Obligations.  Credit may be granted or continued from time to time by the Lenders to Borrower without notice to or authorization from Guarantor, regardless of the financial or other condition of Borrower at the time of any such grant or continuation.  The Administrative Agent and the Lenders shall have no obligation to disclose or discuss with Guarantor their assessment of the financial condition of Borrower.  Guarantor acknowledges that no representations of any kind whatsoever have been made by the Administrative Agent and the Lenders to Guarantor.  No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Administrative Agent and the Lenders except as expressly set forth in a writing duly signed and delivered on behalf of the Administrative Agent and the Lenders.  Guarantor further agrees that any exculpatory language contained in the Term Loan Agreement, the Notes, and the other Loan Documents shall in no event apply to this Guaranty, and will not prevent the Administrative Agent and the Lenders from proceeding against Guarantor to enforce this Guaranty.

4.  Guarantor further agrees that Guarantor’s liability as guarantor shall in no way be impaired by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Guarantor of the time for payment of interest or principal under a Note or by any forbearance or delay in collecting interest or principal under a Note, or by any waiver by the Administrative Agent and the Lenders under the Term Loan Agreement, or any other Loan Documents, or by the Administrative Agent or the Lenders’ failure or election not to pursue any other remedies they may have against Borrower, or by any change or modification in a Note, the Term Loan Agreement, or any other Loan Documents, or by the acceptance by the Administrative Agent or the Lenders of any security or any increase, substitution or change therein, or by the release by the Administrative Agent and the Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Facility Indebtedness, even though a Lender might lawfully have elected to apply such payments to any part or all of the Facility Indebtedness, it being the intent hereof that Guarantor shall remain liable as principal for payment of the Facility Indebtedness and performance of the Obligations until all indebtedness has been paid in full and the other terms, covenants and conditions of the Term Loan Agreement, and other Loan Documents and this Guaranty have been performed, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety.  Guarantor further understands and agrees that the Administrative Agent and

3

the Lenders may at any time enter into agreements with Borrower to amend and modify a Note, the Term Loan Agreement or any of the other Loan Documents, or any thereof, and may waive or release any provision or provisions of a Note, the Term Loan Agreement, or any other Loan Document and, with reference to such instruments, may make and enter into any such agreement or agreements as the Administrative Agent, the Lenders and Borrower may deem proper and desirable, without in any manner impairing this Guaranty or any of the Administrative Agent and the Lenders’ rights hereunder or any of Guarantor’s obligations hereunder.

5.  This is an absolute, unconditional, complete, present and continuing guaranty of payment and performance and not of collection.  Guarantor agrees that its obligations hereunder shall be joint and several with any and all other guarantees given in connection with the Facility from time to time.  Guarantor agrees that this Guaranty may be enforced by the Administrative Agent and the Lenders without the necessity at any time of resorting to or exhausting any security or collateral, if any, given in connection herewith or with a Note, the Term Loan Agreement, or any of the other Loan Documents or by resorting to any other guaranties, and Guarantor hereby waives the right to require the Administrative Agent and the Lenders to join Borrower in any action brought hereunder or to commence any action against or obtain any judgment against Borrower or to pursue any other remedy or enforce any other right.  Guarantor further agrees that nothing contained herein or otherwise shall prevent the Administrative Agent and the Lenders from pursuing concurrently or successively all rights and remedies available to them at law and/or in equity or under a Note, the Term Loan Agreement or any other Loan Documents, and the exercise of any of their rights or the completion of any of their remedies shall not constitute a discharge of any of Guarantor’s obligations hereunder, it being the purpose and intent of Guarantor that the obligations of such Guarantor hereunder shall be primary, absolute, independent and unconditional under any and all circumstances whatsoever.  Neither Guarantor’s obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Borrower under a Note, the Term Loan Agreement or any other Loan Document or by reason of Borrower’s bankruptcy or by reason of any creditor or bankruptcy proceeding instituted by or against Borrower.  This Guaranty shall continue to be effective and be deemed to have continued in existence or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to a Note, the Term Loan Agreement or any other Loan Document is rescinded or otherwise required to be returned by the payee upon the insolvency, bankruptcy, or reorganization of the payor, all as though such payment to such Lender had not been made, regardless of whether such Lender contested the order requiring the return of such payment.  The obligations of Guarantor pursuant to the preceding sentence shall survive any termination, cancellation, or release of this Guaranty.

6.  This Guaranty shall be assignable by a Lender to any assignee of all or a portion of such Lender’s rights under the Loan Documents.

7.  If:  (i) this Guaranty, a Note, or any of the Loan Documents are placed in the hands of an attorney for collection or is collected through any legal proceeding; (ii) an attorney is retained to represent the Administrative Agent or any Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Guaranty, a Note, the Term Loan Agreement, or any Loan Document; (iii) an attorney is retained to enforce any of the

4

other Loan Documents or to provide advice or other representation with respect to the Loan Documents in connection with an enforcement action or potential enforcement action; or (iv) an attorney is retained to represent the Administrative Agent or any Lender in any other legal proceedings whatsoever in connection with this Guaranty, a Note, the Term Loan Agreement, any of the Loan Documents, or any property subject thereto (other than any action or proceeding brought by any Lender or participant against the Administrative Agent alleging a breach by the Administrative Agent of its duties under the Loan Documents), then Guarantor shall pay to the Administrative Agent or such Lender upon demand all reasonable attorney’s fees, costs and expenses, including, without limitation, court costs, filing fees and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder.

8.  The parties hereto intend that each provision in this Guaranty comports with all applicable local, state and federal laws and judicial decisions.  However, if any provision or provisions, or if any portion of any provision or provisions, in this Guaranty is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Guaranty to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the Administrative Agent and the Lender or the holder of a Note under the remainder of this Guaranty shall continue in full force and effect.

9.  Any indebtedness of Borrower to Guarantor now or hereafter existing is hereby subordinated to the Facility Indebtedness.  Guarantor will not seek, accept, or retain for Guarantor’s own account, any payment from Borrower on account of such subordinated debt at any time when a Default or Unmatured Default exists under the Term Loan Agreement or the Loan Documents, and any such payments to Guarantor made while any Default or Unmatured Default then exists under the Term Loan Agreement or the Loan Documents on account of such subordinated debt shall be collected and received by Guarantor in trust for the Lenders and shall be paid over to the Administrative Agent on behalf of the Lenders on account of the Facility Indebtedness without impairing or releasing the obligations of Guarantor hereunder.

10.  Guarantor hereby subordinates to the Facility Indebtedness any and all claims and rights, including, without limitation, subrogation rights, contribution rights, reimbursement rights and set-off rights, which Guarantor may have against Borrower arising from a payment made by Guarantor under this Guaranty and agrees that, until the entire Facility Indebtedness is paid in full, not to assert or take advantage of any subrogation rights of Guarantor or the Lenders or any right of Guarantor or the Lenders to proceed against (i) Borrower for reimbursement, or (ii) any other guarantor or any collateral security or guaranty or right of offset held by the Lenders for the payment of the Facility Indebtedness and performance of the Obligations, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from Borrower or any other guarantor in respect of payments made by Guarantor hereunder.  It is expressly understood that the agreements of Guarantor set forth

5

above constitute additional and cumulative benefits given to the Lenders for their security and as an inducement for their extension of credit to Borrower.

11.  Any amounts received by a Lender from any source on account of any indebtedness may be applied by such Lender toward the payment of such indebtedness, and in such order of application, as a Lender may from time to time elect.

12.  Guarantor hereby submits to personal jurisdiction in the State of Illinois for the enforcement of this Guaranty and waives any and all personal rights to object to such jurisdiction for the purposes of litigation to enforce this Guaranty.  Guarantor hereby consents to the jurisdiction of either the Circuit Court of Cook County, Illinois, or the United States District Court for the Northern District of Illinois, in any action, suit, or proceeding which the Administrative Agent or a Lender may at any time wish to file in connection with this Guaranty or any related matter.  Guarantor hereby agrees that an action, suit, or proceeding to enforce this Guaranty may be brought in any state or federal court in the State of Illinois and hereby waives any objection which Guarantor may have to the laying of the venue of any such action, suit, or proceeding in any such court; provided, however, that the provisions of this Paragraph shall not be deemed to preclude the Administrative Agent or a Lender from filing any such action, suit, or proceeding in any other appropriate forum.

13.  All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties.  Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted.  Notice may be given as follows:

To Guarantor:

Duke Realty Corporation
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240
Attention:	Matthew A. Cohoat

Telephone:	(317) 808-6065
Facsimile:	(317) 808-6794

With a copy to:
Duke Realty Corporation
3750 Shackeleford Road
Duluth, GA 30096
Attention:	Howard L. Feinsand

Telephone:	770-717-3267
Facsimile:	770-717-3314

6

To Bank of America, N.A. as Administrative Agent and as a Lender:

Mollie S. Canup
Vice President, Agency Management Officer III
Bank of America, N.A.
101 N. Tryon St.
NC1-001-15-14
Charlotte, N.C. 28255

Telephone:	(704) 387-5449
Facsimile:	(704) 409-0011
Email:	mollie.s.canup@bankofamerica.com

With a copy to:

Sonnenschein Nath & Rosenthal LLP
8000 Sears Tower
Chicago, Illinois 60606
Attention:	Steven R. Davidson, Esq.

Telephone:	(312) 876-8238
Facsimile:	(312) 876-7934

If to any other Lender, to its address set forth in the Term Loan Agreement.

14.  This Guaranty shall be binding upon the heirs, executors, legal and personal representatives, successors and assigns of Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders’ successors and assigns.

15.  This Guaranty shall be construed and enforced under the internal laws of the State of Illinois.

16.  GUARANTOR, THE ADMINISTRATIVE AGENT AND THE LENDERS, BY THEIR ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS GUARANTY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

7

IN WITNESS WHEREOF, Guarantor has delivered this Guaranty in the State of Illinois as of the date first written above.

, a

By:

Its:

8

SCHEDULE 1

SUBSIDIARIES AND OTHER INVESTMENTS

(See Section 6.7)

Investment In	Owned By	Amount of Investment	Percent Ownership	Jurisdiction of Organization

1

SCHEDULE 2

INDEBTEDNESS AND LIENS

(See Section 7.15)

Indebtedness Incurred By	Indebtedness Owed To	Property Encumbered	Maturity and Amount of Indebtedness

1

SCHEDULE 3

UNENCUMBERED ASSETS

(See Section 6.20)

Project Name and Address	Type of Project	Date Placed In Service	Owned By

1

SCHEDULE 4

DESCRIPTION OF WINKLER PORTFOLIO

1

SCHEDULE 5

DOMESTIC LENDING OFFICES,

ADDRESSES FOR NOTICES

DUKE REALTY LIMITED PARTNERSHIP or DUKE REALTY CORPORATION

c/o Duke Realty Corporation
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240
Attn: Matthew A. Cohoat
Telephone:	(312) 808-6065
Facsimile:	(312) 808-6794

BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT

For payments and requests for conversions:

Bank of America, N.A.
Karen DuMond
TX1-492-14-05
901 Main Street
Dallas, TX 75202-3714
Fax Phone:	214-290-9445
Office Phone:	214-209-0539
Work Email: karen.s.dumond@bankofamerica.com

PAYMENT INSTRUCTIONS

Bank of America, N.A.
Dallas, Tx
ABA #	111000012 (ABA # changes to 026009593 effective 03/06/06)
Account No.:	1292000883
Attn.:	Corporate Credit Services
Ref:	Duke Realty Limited Partnership

Other Notices as Administrative Agent:

Mollie S. Canup
Vice President, Agency Management Officer III
Bank of America, N.A.
101 N. Tryon St.
NC1-001-15-14
Charlotte, N.C. 28255
Telephone:	(704) 387-5449
Facsimile:	(704) 409-0011
Email:	mollie.s.canup@bankofamerica.com

1

OTHER NOTICES AS A LENDER

Mark Mokelke
AVP; Associate
Chicago PM Office
Bank of America, N.A.
231 LaSalle St.
IL1-231-10-35
Chicago, Il. 60604
Telephone:	(312) 828-1739
Facsimile:	(312) 974-4970
Email:	mark.a.mokelke@bankofamerica.com

2